UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GAIN CAPITAL HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

April 30, 2013

To our stockholders:

It is our sincere pleasure to invite you to GAIN Capital Holdings, Inc.’s 2013 Annual Meeting of stockholders. This year’s meeting will be held on June 13, 2013 at 2:30 p.m. Eastern Time. You will be able to attend the 2013 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/gcap2013. At this important meeting, we will focus on the business items listed in the notice of meeting, which follows on the next page.

On or about May 3, 2013, we will mail a notice containing instructions on how to access our 2013 proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”) over the Internet and vote online (the “E-Proxy Notice”). The E-Proxy Notice contains instructions on how you can receive a paper copy of the proxy statement and our Annual Report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. Instructions for stockholders of record who wish to vote using a toll-free telephone number, the Internet or transmittal of a proxy card by mail are contained in the E-Proxy Notice. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian, as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Peter Quick

Chairman of the Board of Directors

Glenn H. Stevens

President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2013.

This proxy statement and our Annual Report to stockholders are available at www.proxyvote.com.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 13, 2013

The 2013 Annual Meeting of stockholders of GAIN Capital Holdings, Inc. (the “Annual Meeting”) will be held on June 13, 2013 at 2:30 p.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/gcap2013, for the following purposes:

(1)	To elect two (2) Class III Directors to serve until the 2016 Annual Meeting of stockholders, or until their respective successors shall have been duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Holders of record of our common stock at the close of business on April 22, 2013 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or, if a proxy card has been received by mail, by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the E-Proxy Notice. If your shares are held in the name of a bank, brokerage firm, fiduciary or custodian as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

IT IS IMPORTANT THAT YOUR SHARES BE VOTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THE E-PROXY NOTICE. IF YOU RECEIVED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION, AS DESCRIBED IN THE ACCOMPANYING PROXY MATERIALS.

By Order of the Board of Directors,

April 30, 2013

Diego Rotsztain

Executive Vice President,

General Counsel and Secretary

GAIN CAPITAL HOLDINGS, INC.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of GAIN Capital Holdings, Inc. (the “Board of Directors”) of proxies to be voted at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 13, 2013 at 2:30 p.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/gcap2013, and at any adjournment or adjournments thereof. Holders of record of shares of our common stock, $0.00001 par value (“Common Stock”), as of the close of business on April 22, 2013, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 35,575,654 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

In this proxy statement, “GAIN”, “Company”, “we”, “us”, and “our” refer to GAIN Capital Holdings, Inc. and, except as otherwise specified herein, include GAIN’s subsidiaries.

PROPOSALS

If proxies are properly submitted by telephone, via the Internet or by signing, dating and returning a proxy card, which you may have elected to receive by mail, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, and the proxy card is signed, the shares of Common Stock represented by the proxies will be voted:

(1)	FOR the election of two (2) Class III Directors to serve until the 2016 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

(2)	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors does not know of any matters other than proposals (1) and (2) listed above to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by (1) written notice addressed to and received by our Secretary, (2) by submitting a duly executed proxy bearing a later date, (3) granting a subsequent proxy through the Internet or telephone, or (4) by electing to vote at the Annual Meeting. Your most recent proxy card or telephone or Internet proxy is the one that is counted.

REQUIRED VOTE

A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Cumulative voting for the election of directors is not permitted.

The affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013, provided a quorum is present in person or by proxy.

The presence, in person or by proxy, of holders of the shares of Common Stock having, in the aggregate, a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Shares not present at the Annual Meeting and shares voting “abstain” have no effect on the election of directors and the ratification of the selection of our independent registered public accounting firm.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.

Information About These Proxy Materials

Why you received these proxy materials. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. If you own our Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch Street, Suite 1300

Philadelphia, PA 19103

Telephone: (800) 830-4936

Notice of Internet Availability of Proxy Materials. In accordance with rules and regulations adopted by the SEC, we are furnishing proxy materials to all of our stockholders over the Internet. On or about May 3, 2013, we will begin distributing to all stockholders a notice containing instructions on how to access our 2013 proxy statement and Annual Report and vote online at www.proxyvote.com (the “E-Proxy Notice”). The E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you as to how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Stockholders may sign up to receive future E-Proxy Notices and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs, eliminate bulky paper documents from your personal files and mitigate the environmental impact of our Annual Meeting. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. For additional information regarding electronic delivery enrollment visit www.investorvote.com (for holders of record) or www.proxyvote.com (for holders through intermediaries) or contact our transfer agent or your broker.

Householding. The SEC’s rules permit us to deliver a single E-Proxy Notice or a set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one E-Proxy Notice or a set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the E-Proxy Notice or Annual Meeting materials, contact:

Broadridge Corporate Issuer Solutions, Inc.

Householding Department

51 Mercedes Way

Edgewood, New York 11717

Telephone: (800) 542-1061

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future E-Proxy Notices or Annual Meeting materials and other communications for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the 2013 Annual Meeting of Stockholders?

At the Annual Meeting of Stockholders, our stockholders will be asked to:

(1)	Elect two (2) Class III Director nominees;

(2)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

(3)	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Who is entitled to vote?

The record date for the Annual Meeting is April 22, 2013. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. The only class of stock entitled to be voted at the Annual Meeting is our Common Stock. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the record date, there were 35,575,654 shares of Common Stock issued and outstanding and entitled to vote.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank, brokerage firm or similar institution on a person’s behalf.

For shares held in street name, your bank or brokerage firm will not be able to vote your shares with respect to the election of directors if you have not provided them with directions as to how to vote your shares that they hold.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

If you do not give instructions to your bank or brokerage firm within ten days of the Annual Meeting, the record holder may vote on matters that the New York Stock Exchange (“NYSE”) determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the Ratification of Appointment of the Independent Registered Public Accounting Firm (proposal (2)) is a routine matter, while proposal (1) is a non-routine matter. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. For example, your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Broker non-votes do not count as votes for or against any proposal. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

As the beneficial owner of shares of Common Stock, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares at the Annual Meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum.

Who can attend the 2013 Annual Meeting of Stockholders?

All GAIN stockholders entitled to vote at the Annual Meeting may attend our 2013 Annual Meeting of Stockholders.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the outstanding shares represented at the Annual Meeting, by proxy or in person, and entitled to vote, may adjourn the Annual Meeting.

How do I vote?

Stockholders can vote while attending the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	by Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the E-Proxy Notice or proxy card;

•	by Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the E-Proxy Notice or proxy card; or

•	by Mail — You can vote by mail by signing, dating and mailing the proxy card, which you may have elected to receive by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week and will close at 11:59 p.m., Eastern Time, on June 12, 2013.

If your shares are held in the name of a bank, brokerage firm or other record holder, you will receive instructions from the record holder. You must follow the instructions of the record holder in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	granting a subsequent proxy through the Internet or telephone;

•	if you are a registered stockholder, by giving written notice of such revocation to the Secretary of GAIN prior to or at the Annual Meeting; or

•	electing to vote while attending the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote while attending the Annual Meeting.

Who will count the votes?

Representatives of Broadridge Corporate Issuer Solutions, Inc., our inspectors of election, will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as an inspector of election.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

(1)	FOR the election of the two (2) Class III Director nominees; and

(2)	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

What if I do not specify how my shares are to be voted?

If you submit a signed proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holder will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Cumulative voting for the election of directors is not permitted. In the election of directors, stockholders may either vote “FOR” each nominee for election, “AGAINST” each nominee for election, or “ABSTAIN” their votes from one or more nominees for election. Shares that are represented by valid proxy cards or properly voted via the Internet and that are marked “ABSTAIN” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If no vote is specified on the properly submitted proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the election of the nominees for Class III Directors named in this proxy statement.

How many votes are required to ratify the appointment of our independent registered public accounting firm?

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares voting “abstain” have no effect on the election of directors and the ratification of our independent registered public accounting firm for the year ending December 31, 2013.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals relating to non-routine matters. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Where can I find the voting results of the 2013 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the Annual Meeting and we will include the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the Annual Meeting, including preparation, assembly, printing and mailing of this proxy statement, the Annual Report, the E-Proxy Notice, the proxy card and any additional information furnished to stockholders. Copies of our E-Proxy Notice will be furnished to banks, brokerage firms, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation material to such beneficial owners. We will bear the cost of maintaining a website compliant with SEC regulations to provide internet availability of this proxy statement, our Annual Report and proxy card. We have retained Broadridge Corporate Issuer Solutions, Inc. in connection with this Annual Meeting to provide such a web hosting facility for such purposes. No additional compensation will be paid to our directors, officers or other employees in connection with our Annual Meeting.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2012, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to questions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Third Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, as nearly equal in number as possible, with each class serving a consecutive three-year term. Currently, our Board of Directors is comprised of eight members, although one of our Class III Directors, Susanne D. Lyons, has notified us that she will not stand for reelection to the Board of Directors when her term as a director expires at the Annual Meeting. Ms. Lyons has informed us that her decision not to stand for reelection is not due to any disagreement with GAIN on any matter relating to the GAIN’s operations, policies or practices.

The term of the current Class III Directors will expire on the date of the Annual Meeting. The nominees for election as Class III Directors at the Annual Meeting are described below. The Nominating and Corporate Governance Committee of the Board of Directors has nominated each of the candidates for election. If elected, each of the nominees is expected to serve for a three-year term expiring at the Annual Meeting of stockholders of the Company in 2016 or until a successor has been elected and qualified. The Board of Directors expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Nominating and Corporate Governance Committee may propose.

Set forth in the table below is certain information about each of the nominees for election as Class III Directors, as well as those members of the Board of Directors whose current terms will extend beyond the Annual Meeting, including each director’s age and length of service as a director of GAIN, and business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves or has served in the past five years. There are no family relationships among any of our directors, nominees for director and executive officers.

DIRECTOR NOMINEES

Class III Directors (Nominees for Election)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Joseph Schenk Chairman of Audit Committee Member of Risk Committee	54	2008	Since October 2012, Mr. Schenk has worked with The Carlyle Group as a Senior Advisor. Prior to that, Mr. Schenk served as Chief Executive Officer of First NY Securities, LLC, a principal trading firm, beginning in June 2009. From June 2008 to March 2009, Mr. Schenk served as Chief Executive Officer of Pali Capital, Inc., a financial services firm. From January 2000 until December 2007, Mr. Schenk served as Chief Financial Officer and Executive Vice President of Jefferies Group, Inc., a full-service investment bank and institutional securities firm. Mr. Schenk also served as Senior Vice President, Corporate Services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk served as Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc. (now Talk America Holdings, Inc.). From September 1993 to January 1996, Mr. Schenk served as Vice President, Capital Markets Group, with Jefferies. Mr. Schenk received a BS in Accounting from the University of Detroit.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Christopher W. Calhoun Chairman of Risk Committee	42	2010	From April 2009 to October 2010, Mr. Calhoun served as our part-time Senior Advisor and our Corporate Secretary from June 2007 to October 2010. From June 2008 to April 2009, Mr. Calhoun served as our Managing Director. From December 2005 to July 2008, Mr. Calhoun served as our Chief Operating Officer. From November 2000 to December 2005, Mr. Calhoun served in various positions with us, including Vice President of Operations and Vice President of Business Technology. From March 1992 to March 2000, Mr. Calhoun served in a number of executive level roles, including Chief Operating Officer, of FNX Limited, an international provider of trading and risk-management systems. Mr. Calhoun currently serves as the Executive Director of Longview Project, Inc. and as a member of the Board Of Directors of SciVantage, Inc. Mr. Calhoun is registered with the CFTC and NFA as an associated person. Mr. Calhoun received a BS in Finance and an MBA from La Salle University.

OTHER DIRECTORS

Class I Directors (terms shall expire at the 2014 Annual Meeting of Stockholders)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Peter Quick Chairman of the Board of Directors Member of Audit Committee Member of Compensation Committee Chairman of Nominating and Corporate Governance Committee	57	2006	Since May 2005, Mr. Quick has acted as a private investor managing a diversified portfolio of public and private investments. From July 2000 to May 2005, Mr. Quick served as the President and member of the Board of Governors of the American Stock Exchange, or AMEX. Prior to joining the AMEX, Mr. Quick served from January 1983 to March 2000 as President and Chief Executive Officer of Quick & Reilly, Inc., a leading national discount brokerage firm, which was acquired by Bank of America. Mr. Quick currently serves as a member of the Board of Directors of Medicure, Inc., a publicly held pharmaceutical company focused on cardiovascular and cerebral vascular therapeutics, the Board of Governors of St. Francis Hospital and Good Shepherd Hospice and the Board of Directors of the Jefferson Scholars Foundation at the University of Virginia. Mr. Quick received a BS in Civil Engineering from the University of Virginia.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Glenn H. Stevens President and Chief Executive Officer Member of Risk Committee	50	2007	Since June 2007, Mr. Stevens has served as our President and Chief Executive Officer and a member of our Board of Directors. From February 2000 to May 2007, Mr. Stevens served as our Head of Trading (formerly Chief Dealer). From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens is registered with the CFTC and NFA as a principal and associated person. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Thomas Bevilacqua	56	2011	Since 2007, Mr. Bevilacqua has served as a Managing Director with VantagePoint Capital Partners. Prior to joining VantagePoint, Mr. Bevilacqua served from 1998 to 2003, as Executive Vice President of E*TRADE Financial in charge of Corporate Development and Strategy. While at E*TRADE, Mr. Bevilacqua founded ArrowPathVentures, an early stage venture capital fund that was later spun out. Mr. Bevilacqua served as the Managing Partner of ArrowPath from 2000 through 2007. Mr. Bevilacqua currently serves as a member of the Board of Directors of WageWorks, Inc., Edo Interactive Inc., InnoPath Software, Inc., Livescribe, Inc. and EndPlay, Inc. Mr. Bevilacqua received a BS in Business Administration from the University of California at Berkeley and a JD from the University of California in San Francisco (Hastings College).

Class II Directors (terms shall expire at the 2015 Annual Meeting of Stockholders)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Mark E. Galant Member of Risk Committee	54	1999	Since October 2008, Mr. Galant has served as Chief Executive Officer and Chairman of the Board of Directors of Tydall Trading LLC, a privately held high-frequency algorithmic trading firm. From October 1999 to June 2007, Mr. Galant, founder of GAIN, served as our Chief Executive Officer. From 1994 to 1999, Mr. Galant served as President of FNX Limited, an international provider of trading and risk-management systems. From 1991 to 1994, Mr. Galant served as Global Head of Foreign Exchange Options Trading at Credit Suisse. In May 2008, Mr. Galant founded the Galant Center for Entrepreneurship with the McIntire School of Commerce at the University of Virginia. Mr. Galant currently serves as a member of the Board of Directors of Trader Tools, Inc. and Faros Trading, LLC. Mr. Galant received a BS in Finance from the University of Virginia and an MBA from Harvard Business School.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Christopher S. Sugden Member of Audit Committee Member of Nominating and Corporate Governance Committee Member of Compensation Committee	43	2006	Since 2009, Mr. Sugden has served as Managing Partner and Chairman of the Investment Committee of Edison Venture’s growth capital fund, which is one of our largest stockholders. From April 2002 to May 2007, Mr. Sugden held various positions with Edison Ventures, including Partner and Principal. From January 1999 to December 2001, Mr. Sugden served as Executive Vice President and Chief Financial Officer of Princeton eCom, a privately held financial services software company. Mr. Sugden currently serves as a member of the Board of Directors of Billtrust, Inc., Business Financial Services, Inc., Folio Dynamix, Inc., PHX, Inc., Operative Media, Inc., Trader Tools, Inc., SciVantage, Inc. and Softgate Systems. A certified public accountant, Mr. Sugden received a BA in Accounting, with Honors, from Michigan State University.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors and director nominees, considered as a group, provide a broad mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Our Board of Directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic companies, as well as experience serving on other companies’ boards of directors, which provides an understanding of different business processes, challenges and strategies facing boards of directors and other companies. Each member of our Board of Directors possesses certain attributes, skills and experiences that we, and the Board of Directors, believe uniquely qualify each director to serve on our Board of Directors. The following highlights the specific experience, qualification, attributes and skills of our individual directors, or director nominees, that have led our Nominating and Corporate Governance Committee to conclude that these individuals should serve on our Board of Directors:

Mr. Quick, the former President of the American Stock Exchange and President and Chief Executive Officer of Quick & Reilly, Inc., has significant operational and corporate governance experience. Mr. Quick is Chairman of the Board of Directors.

Mr. Galant has extensive experience in the forex and financial services industries and is our founder and has, in the past, served as our President, Chief Executive Officer and Chairman of the Board of Directors.

Mr. Stevens, our current President and Chief Executive Officer, has more than 25 years of experience in the forex industry.

Mr. Bevilacqua, designated by VantagePoint Capital Partners, one of our largest stockholders, has extensive expertise in the on-line brokerage and private equity industries.

Mr. Schenk, the former Chief Financial Officer of Jefferies Group, has both financial expertise and financial markets experience.

Mr. Sugden, a representative of Edison Venture Fund, one of our largest stockholders, has extensive investment experience as a venture capitalist and financial expertise as a former Chief Financial Officer.

Mr. Calhoun, our former Managing Director and Chief Operating Officer, has both operational and forex industry experience.

Vote Required for Election

A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. You can access these documents in the “Investor Relations” section of our website (www.gaincapital.com) under the “Governance” tab or by writing to our Secretary at our offices at Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.

Independence of Directors

Our Board of Directors has determined that each of the members of the Board of Directors, with the exception of Glenn H. Stevens, who serves as our President and Chief Executive Officer, and Christopher Calhoun, who has previously served in various capacities with us, including as our part-time Senior Advisor, Managing Director and Chief Operating Officer, is independent as that term is defined under the applicable independence listing standards of the New York Stock Exchange (“NYSE”). The NYSE independence standards include a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members have engaged in various types of business dealings with us. In addition, as further required by the NYSE rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings

Under the Company’s Corporate Governance Guidelines, directors are responsible for attending the meetings of the Board of Director, meetings of committees on which they serve and the annual meeting of stockholders, and devoting the time needed, and meeting as frequently as necessary, to discharge their responsibilities properly. Our Board of Directors held twelve meetings of the Board during the year ended December 31, 2012. During the year, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors held during the period in which he or she served as a director and the total number of meetings held by any committee on which he or she served during the period. No members of our Board of Directors attended the Company’s 2012 Annual Meeting of shareholders.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors evaluates its leadership structure and role in risk oversight on an ongoing basis. Since December 2010, the Company’s leadership structure has separated the Chairman of the Board of Directors and Chief Executive Officer roles into two positions. Currently, Peter Quick is the Chairman of the Board of Directors and Glenn H. Stevens is the President and Chief Executive Officer. The Board of Directors determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company or other relevant factors. After considering these factors, the Board of Directors determined that continuing to separate the positions of Chairman of the Board of Directors and Chief Executive Officer is the appropriate leadership structure at this time. The Board of Directors believes that its independence and its ability to provide oversight of our Company’s management and risks are best served through the combination of the independent Chairman, the composition of the Board of Directors and its committee system. If in the future the Board of Directors determines that it would be in the Company’s interest to have a non-independent Chairman, it will appoint an independent Lead Director.

Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our business and risks. Our Board of Directors regularly reviews information regarding our financial results, liquidity and operations, as well as risks associated with each. Our Compensation Committee is responsible for overseeing and managing our compensation plans and arrangements. The Audit Committee oversees, reviews and manages our financial risks. The Nominating and Corporate Governance Committee monitors and manages the independence of our Board of Directors and potential conflicts of interest among members of the Board of Directors. The Risk Committee oversees our risk-management practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations to the full Board of Directors about such risks.

Election Arrangements

Our Third Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that establish specific procedures for appointing and removing members of our Board of Directors. Pursuant to such provisions, VantagePoint Venture Partners IV(Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., and VP New York Venture Partners, L.P., referred to herein collectively as the VPCP Funds, have the right to nominate one individual in the slate of director nominees for election at the Annual Meeting. In addition, our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that vacancies and newly created directorships on our Board of Directors shall be filled only by vote of a majority of the directors then serving on our Board of Directors, except as otherwise required by law, by resolution of our Board of Directors or, in the event the designee of the VPCP Funds ceases to serve as a director for any reason, in which case the VPCP Funds shall have the right to designate an individual to fill the vacancy. The VPCP Funds’ special voting rights will remain in place until the earlier of (i) such time that the VPCP Funds beneficially own, in the aggregate, less than 50% of all shares of our Common Stock that the VPCP Funds owned immediately following our December 2010 initial public offering, (ii) immediately prior to our 2014 annual meeting of stockholders, and (iii) such time that the VPCP Funds notify us that they no longer require that an individual designated by them serve on our Board of Directors. If the designee of the VPCP Funds resigns due to his failure to receive sufficient votes to be elected, then our Board of Directors shall fill the vacancy with a different individual designated by the VPCP Funds. Additionally, if during such period the designee of the VPCP Funds is not elected following an election contest, then our Board of Directors will expand the size of our Board of Directors and appoint a different individual designated by the VPCP Funds to fill the newly created vacancy.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Our Board of Directors and its committees set schedules to meet throughout the year and can also hold special meetings and act by written consent under certain circumstances. The independent members of our Board of Directors also regularly hold separate executive session meetings at which only independent directors are present. The Chairman of the Board of Directors presides over the executive session meetings. In the event that the Chairman of the Board of Directors was not independent, the Lead Director would preside over the executive session meeting, or, in the event that the Lead Director was absent from the executive session meeting, the non-management members of the Board would designate a different director to preside over the executive session meeting. Our Board of Directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board of Directors. Except for our Risk Committee, which includes Messrs. Stevens and Calhoun, each member of each committee of our Board of Directors qualifies as an independent director in accordance with the applicable NYSE standards and SEC rules and regulations. Each committee of our Board of Directors has adopted a written charter approved by our Board of Directors, each of which is posted in the “Investor Relations” section of our website (www.gaincapital.com) under the “Governance” tab.

Audit Committee

The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end results of operations and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our Code of Business Conduct and Ethics, and for the confidential, anonymous submission by our employees of concerns regarding these matters. Our Audit Committee is responsible for reviewing and approving all related-party transactions in accordance with our Code of Business Conduct and Ethics.

The current members of our Audit Committee are Mr. Schenk, who serves as Chairman, Mr. Quick and Mr. Sugden. Each of the members of the Audit Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Audit Committee members.

Our Board of Directors has determined that Mr. Schenk is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held seven meetings during the year ended December 31, 2012.

Compensation Committee

The Compensation Committee of our Board of Directors has primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Specific responsibilities of our Compensation Committee include, among other things, evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee may delegate authority to individual Compensation Committee members or such subcommittees as the Compensation Committee deems appropriate and the Compensation Committee may review the actions of all such individuals or subcommittees, as appropriate.

The current members of our Compensation Committee are Ms. Lyons, who serves as Chairperson, Mr. Sugden and Mr. Quick. Ms. Lyons is not standing for reelection to the Board of Directors and will leave the Board effective as of the date of the Annual Meeting. Mr. Schenk will replace Ms. Lyons on the Compensation Committee following the Annual Meeting, and Mr. Sugden will serve as Chairman of the Compensation Committee. Each of the current members of the Compensation Committee and Mr. Schenk is independent as defined by the applicable NYSE listing standards currently applicable to Compensation Committee members. The Compensation Committee held six meetings during the year ended December 31, 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors, and evaluates the performance of our Board of Directors and individual directors. When identifying director nominees, our Board of Directors considers the qualifications and skills represented on our Board of Directors. One of the considerations evaluated by our Board of Directors is the diversity of experience and background of directors. This consideration is broad and is consistent with our Company’s non-discrimination policies, and includes diversity of skill sets and experience as well as background, including race and gender. Our Board of Directors seeks candidates who possess the background, skills and expertise to make a significant contribution to our Board of Directors, to the Company and to its stockholders. There are no specific minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee; however, desired qualities that are considered include: high-level leadership experience in business or administrative activities and significant accomplishments related thereto; breadth of knowledge about issues affecting us; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to us and concern for our success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring our good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; and willingness to assume broad fiduciary responsibility.

The Nominating and Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board of Directors, business contacts, community leaders and members of management. As described below, the Nominating and Corporate Governance Committee also considers stockholder recommendations for Board of Director nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board of Directors, management, stockholders or others.

The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders. In accordance with our Amended and Restated Bylaws, stockholders who wish their proposed nominee to be considered by the Nominating and Corporate Governance Committee should submit information about their nominees in writing to the Company’s Secretary, (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

The stockholder’s notice to the Secretary shall set forth as to each proposed nominee: (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of shares of stock of the Company which are beneficially owned by such person, (4) a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with our Corporate Governance Guidelines, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. Our Amended and Restated Bylaws also include additional notice requirements with respect to those giving the notice.

Our Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters.

The current members of our Nominating and Corporate Governance Committee are Mr. Quick, who serves as Chairman, Ms. Lyons and Mr. Sugden. Mr. Schenk will replace Ms. Lyons on the Nominating and Corporate Governance Committee following the Annual Meeting. Each of the members of the current Nominating and Corporate Governance Committee and Mr. Schenk is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Nominating and Corporate Governance Committee members. The Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2012.

Risk Committee

The Risk Committee assists our Board of Directors in overseeing our risk-management practices. Our Risk Committee reviews risk reports generated by our management to ensure that we are effectively identifying, monitoring and controlling operational, legal and regulatory risks. As appropriate, our Risk Committee communicates with other committees with respect to risk issues. In addition, the Risk Committee also has oversight responsibilities for risks relating to our balance sheet (primarily our trading portfolio, capital and liquidity) and the impact of market conditions and interest rates on our operations.

The current members of our Risk Committee are Mr. Calhoun, who serves as the Chairman, Mr. Stevens, Mr. Galant and Mr. Schenk. Mr. Galant and Mr. Schenk are “independent directors” under the applicable rules and regulations of the NYSE. The Risk Committee held four meetings during the year ended December 31, 2012.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Secretary, Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921. The Secretary will review all correspondence and regularly forward to the Board of Directors all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy in our Code of Business Conduct and Ethics, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll-free telephone “hotline” operated by an independent third party. All communications through our Whistleblower Policy are sent to Peter Quick, the Chairman of our Board of Directors and Joseph Schenk, the Chairman of our Audit Committee. A copy of our Code of Business Conduct and Ethics, which contains our Whistleblower Policy, is available in the “Investor Relations” section of our website (www.gaincapital.com) under the “Governance” tab.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Business Conduct and Ethics is available in the “Investor Relations” section of our website (www.gaincapital.com) under the “Governance” tab. Any amendments to, or waivers under, our Code of Business Conduct and Ethics that are required to be disclosed by the rules promulgated by the SEC will be disclosed in the Company’s filings with the SEC and on our website at www.gaincapital.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10 percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC. We are required to report in this proxy statement any failure in 2012 of any such person to file any of these reports prior to the required due dates. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from our executive officers and directors, during the year ended December 31, 2012, all persons subject to the reporting requirements of Section 16(a) filed the required reports with the SEC on a timely basis.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Ms. Lyons, Mr. Quick and Mr. Sugden. Mr. Schenk will replace Ms. Lyons on the Compensation Committee following the Annual Meeting. No current member of the Compensation Committee or Mr. Schenk is a current or former officer or employee of the Company or any of its subsidiaries.

During the year ended December 31, 2012, none of our executive officers served as members of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2012, we have not entered into any transactions with related persons, nor are there any currently proposed transactions with related persons involving more than $120,000.

REVIEW OF RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a written Code of Business Conduct and Ethics, under which our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition to the Code of Business Conduct and Ethics, our Board of Directors has adopted a Related Person Transaction Policy in order to assist the Board of Directors in reviewing, approving and ratifying related person transactions and to assist the Company in complying with its disclosure obligations. Under the Related Person Transaction Policy, any transaction involving the Company in which a related person has a direct or indirect material interest must be approved or ratified by the Board of Directors. In approving or rejecting such proposed transactions, the Board of Directors considers the relevant facts and circumstances that are available and deemed relevant, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Board of Directors will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Board of Directors determines in the good-faith exercise of its discretion. Copies of each of the Code of Business Conduct and Ethics and the Related Person Transaction Policy are posted in the “Investor Relations” section of our website (www.gaincapital.com) under the “Governance” tab.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of April 22, 2013, by each person known by the Company to own more than 5% of our Common Stock, each director who is expected to continue serving as a director following the Annual Meeting, each nominee for director, and each of the executive officers identified in the Summary Compensation Table and by all of the Company’s directors and executive officers as a group (12 persons). The table lists the number of shares and percentage of shares beneficially owned as of April 22, 2013, based on 35,575,654 shares of Common Stock outstanding as of such date. Information in the table is derived from SEC filings made by such persons under Section 13 and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Unless otherwise stated, the business address of each person listed is c/o GAIN Capital Holdings, Inc., Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Discovery Group I, LLC(1) 191 North Wacker Drive, Suite 1685 Chicago, IL 60606	1,826,900	5.1%
Master Global Assets Ltd(2) C/O Walkers Corporate Services (BVI) Limited Walkers Chambers, 171 Main Street Road Town Tortola, D8, D8 VG91110	4,693,384	13.2%
3i Entities(3)
C/O Mourant & Co. Limited, 22 Greenville Street
St. Helier, Jersey JE4 8PX	4,868,202	13.7%
Edison Venture Fund IV SBIC, L.P.(4)
1009 Lenox Dr. Building 4
Lawrence Township, NJ 08648-2321	5,434,237	15.3%
VantagePoint Capital Partners Entities(5)
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066	9,097,611	25.6%
Mark E. Galant(6)(17)	2,886,045	8.0%
Glenn H. Stevens(7)(17)	1,528,964	4.3%
Christopher W. Calhoun(8)(17)	223,749	*
Daryl Carlough(9)(17)	36,141	*
Diego Rotsztain(10)	33,344	*
Jeffrey Scott(11)	55,500	*
Samantha Roady(12)(17)	428,213	1.2%
Thomas Bevilacqua(13)	23,503	*
Peter Quick(14)(17)	98,026	*
Joseph Schenk(15)(17)	86,436	*
Christopher S. Sugden(16)	5,434,237	15.3%

All Directors and Executive Officers as a Group(18)	19,908,265	53.7%

*	Represents ownership of less than 1.0%.
(1)	Amounts shown were reported in a Schedule 13D filed on behalf of Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy on September 14, 2012. Messrs. Donoghue and Murphy are each managing members of Discovery Group I, LLC. The address of Discovery Group I, LLC and Messrs. Donoghue and Murphy is 191 North Wacker Drive, Suite 1685, Chicago, IL 60606.

(2)	Amounts shown were reported on a Form 4 filed by Master Global Assets Ltd, Michel Daher and Abdallah Daher on April 4, 2013. According to a Schedule 13D/A filed on behalf of Master Global Assets Ltd, Michel Daher and Abdallah Daher on February 12, 2013, Michel Daher is Chairman of Master Global Assets Ltd and Abdallah Daher serves as a Directors. Messrs. Daher and Daher may be deemed to indirectly beneficially own the shares owned directly by Master Global Assets Ltd because they are both the owners and directors of Master Global Assets Ltd. Messrs. Daher and Daher disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address of Master Global Assets Ltd is c/o Walkers Corporate Services (BVI) Limited, Walkers Chambers, 171 Main Street, Road Town Tortola, D8, D8 VG91110. The address of Messrs. Daher and Daher is Ferzol Main Road, PO Box 241, Ferzol M8, M8.
(3)	Amounts shown were reported on a Schedule13G filed on February 14, 2011 and reflect the aggregate number of shares of Common Stock held by 3i U.S. Growth Partners L.P., 3i Technology Partners III L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. 3i U.S. Growth Partners L.P.’s general partners are 3i US Growth Corporation, a Delaware corporation, and 3i 2004 GmbH & Co. KG, a German limited partnership. The general partner of each of 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. is also 3i U.S. Growth Corporation. The board of directors of 3i US Growth Corporation holds voting and dispositive power for the shares held by each of 3i U.S. Growth Partners L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. The current members of the board of directors of 3i US Growth Corporation are Ken Hanau, Robert Stefanowski, Richard Relyea and Jim Rutherfurd. Each of the members disclaims beneficial ownership of the shares except to the extent of their pecuniary interest, if any. 3i Technology Partners III LP’s general partners are 3i Technology Corporation, a Delaware corporation, and 3i 2004 GmbH & Co. KG, a German limited partnership. The board of directors of 3i Technology Corporation holds voting and dispositive power for the shares held by 3i Technology Partners III L.P. The current members of the board of directors of 3i Technology Corporation are Ken Hanau, Robert Stefanowski, Ian Lobley, Sundip Murthy, Richard Relyea and Jim Rutherfurd. Each of the members disclaims beneficial ownership of the shares except to the extent of their pecuniary interest, if any. The address of the 3i Entities is c/o Mourant & Co. Limited, 22 Grenville Street, St. Helier, Jersey (Attention: Group 12).
(4)	Consists of (i) 5,410,734 shares of Common Stock owned by Edison Venture Fund IV SBIC LP as reported on a Schedule 13D filed on February 13, 2011and (ii) 23,503 restricted stock awards granted to Mr. Sugden as director compensation, of which 21,145 shares have been delivered and 2,358 will vest and be delivered in the next sixty days. Mr. Sugden, one of our directors, is a member of Edison Partners IV SBIC, LLC, the general partner of Edison Venture Fund IV SBIC, L.P. Mr. Sugden disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Voting and dispositive authority of the shares held by Edison Venture Fund IV SBIC, L.P. are shared by John Martinson, Joseph Allegra, Gary Golding, Ross Martinson and Christopher Sugden, each a member of Edison Partners IV SBIC, LLC. The principal address of Edison Venture Fund IV SBIC, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.
(5)	Includes 6,576,911 shares of Common Stock held by VantagePoint Venture Partners IV (Q), L.P., 658,417 shares of Common Stock held by VantagePoint Venture Partners IV, L.P., 23,956 shares of Common Stock held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,814,824 shares of Common Stock held by VP New York Venture Partners, L.P., and 23,503 restricted stock awards granted to Mr. Bevilacqua as director compensation, of which 21,145 have been delivered and 2,358 will vest and be delivered in the next sixty days. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have beneficial ownership of these shares. Alan E. Salzman, Managing Member of VantagePoint Venture Associates IV, L.L.C., may be deemed to beneficially own the shares. Mr. Bevilacqua disclaims beneficial ownership of all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of VantagePoint Capital Partners, Mr. Bevilacqua, and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.

(6)	Consists of (i) 1,609,488 shares of Common Stock, (ii) vested options to purchase 692,891 shares of Common Stock, (iii) vested restricted stock units of 285,773, (iv) 2,358 restricted stock awards which will vest in the next sixty days, and (v) 295,535 shares of Common Stock held by The 2007 Galant Family Trust, by and among Mark. E. Galant, as donor, and the Goldman Sachs Trust Company of Delaware and Farid Naib, as trustees.
(7)	Consists of (i) 697,359 shares of Common Stock, (ii) 324,899 options vested and (iii) 506,706 vested restricted stock units.
(8)	Consists of (i) 23,503 restricted stock awards granted to Mr. Calhoun as director compensation, of which 21,145 shares have been delivered and 2,358 will vest and be delivered in the next sixty days, (ii) 57,029 options vested, and (iii) 143,217 vested restricted stock units.
(9)	Consists of (i) 13,519 shares of Common Stock, (ii) 15,838 options vested and (iii) 6,784 vested restricted stock units.
(10)	Consists of (i) 13,010 shares of Common Stock and (ii) 20,334 options vested.
(11)	Consists of (i) 16,750 shares of Common Stock and (ii) 38,750 options vested.
(12)	Consists of (i) 37,830 shares of Common Stock, (ii) 259,227 options vested and (iii) 131,156 vested restricted stock units.
(13)	Consists of 23,503 restricted stock awards granted to Mr. Bevilacqua as director compensation, of which 21,145 shares have been delivered and 2,358 will vest and be delivered in the next sixty days. VantagePoint Venture Associates IV, L.L.C. has voting and investment control over these shares. Mr. Bevilacqua disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(14)	Consists of (i) 23,503 restricted stock awards granted to Mr. Quick as director compensation, of which 21,145 shares have been delivered and 2,358 will vest and be delivered in the next sixty days, (ii) 52,023 options vested, and (iii) 22,500 restricted stock units vested.
(15)	Consists of (i) 23,503 restricted stock awards granted to Mr. Schenk as director compensation, of which 21,145 shares have been delivered and 2,358 will vest and be delivered in the next sixty days, (ii) 52,023 options vested, and (iii) 10,910 vested restricted stock units.
(16)	Consists of (i) 5,410,734 shares of Common Stock owned by Edison Venture Fund IV SBIC LP and (ii) 23,503 restricted stock awards granted to Mr. Sugden as director compensation, of which 21,145 shares have been delivered and 2,358 will vest and be delivered in the next sixty days. The reporting person is a member of Edison Venture Fund IV SBIC, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(17)	Shares underlying restricted stock units are to be delivered as soon as administratively practicable on or after December 31, 2014; provided, however, that the grantee shall receive payment with respect to such restricted units upon a change of control or the date the grantee ceases to be employed by, or provide service to, the employer, whichever is earlier.
(18)	Excludes restricted stock awards held by Susanne D. Lyons, who has notified the Company that she will not stand for reelection to the Board of Directors at the Annual Meeting.

DIRECTOR COMPENSATION

Discussed in the following paragraphs and tables is the compensation paid to the non-employee directors who serve on our Board of Directors. Directors who are also our employees do not receive any additional compensation for their service as directors of the Company.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Peter Quick	91,000	75,000	—	—	166,000
Joseph Schenk	58,750	75,000	—	—	133,750
Mark E. Galant	45,000	75,000	—	—	120,000
Christopher W. Calhoun	55,000	75,000	—	—	130,000
Thomas Bevilacqua(4)	—	75,000	—	—	75,000
Christopher S. Sugden(5)	—	75,000	—	—	75,000
Susanne D. Lyons(6)	55,750	75,000	—	—	130,750

(1)	Mr. Stevens, a current director, as well as President and Chief Executive Officer of the Company, is not included in this table because, as an employee of the Company, he does not receive any fees for service as a director.
(2)	The Company’s standard fee arrangements for non-employee directors in effect during 2012 included a $30,000 annual cash retainer for service as a director and an additional retainer fee of $40,000 for serving as a chairperson of the Board. The chairpersons of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are also entitled to an additional annual retainer fee of $10,000. All retainers are payable quarterly and pro-rated for service of less than a full quarter. Our non-employee directors are also entitled to additional compensation for attendance at in-person or telephonic board of directors or committee meetings of $1,500 for each in-person board of directors meeting attended, $750 for each telephonic board of directors meeting attended and $750 for each committee meeting, in-person or telephonic, attended. The following table sets forth the break-down of the fees paid to our non-employee directors during 2012:

Name	Retainer Fees	Chair Fees	Meeting Fees	Total
Peter Quick	$30,000	$40,000	$21,000	$91,000
Joseph Schenk	30,000	10,000	18,750	58,750
Mark E. Galant	30,000	—	15,000	45,000
Christopher W. Calhoun	30,000	10,000	15,000	55,000
Thomas Bevilacqua	—	—	—	—
Christopher S. Sugden	—	—	—	—
Susanne D. Lyons	30,000	10,000	15,750	55,750

(3)	In 2012, each non-employee director was eligible to receive an annual grant of 14,151 restricted stock awards under our 2010 Omnibus Incentive Compensation Plan. These awards vest monthly over one year, beginning on June 16, 2012, the day immediately after our 2012 Annual Meeting of Shareholders. The amounts reported represent the aggregate grant date fair value of the restricted stock award made to the non-employee director under FASB ACS 718, Compensation — Stock Compensation. For information on assumptions used in determining the fair value of these restricted stock awards, refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. The aggregate number of shares underlying restricted stock awards outstanding as of December 31, 2012 for each of the non-employee directors was as follows:

Name	Number of Shares Underlying Restricted Stock Grant	Number of Shares Unvested
Peter Quick	14,151	7,075
Joseph Schenk	14,151	7,075
Mark E. Galant	14,151	7,075
Christopher W. Calhoun	14,151	7,075
Thomas Bevilacqua(4)	14,151	7,075
Christopher S. Sugden(5)	14,151	7,075
Susanne D. Lyons(6)	14,151	7,075

For a description of our equity award grant practices for directors, see “Equity Award Grant Practices” in the Compensation Discussion and Analysis on page 34 of this proxy statement.

(4)	Mr. Bevilacqua disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(5)	Mr. Sugden is a member of Edison Venture Fund IV SBIC, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(6)	Ms. Lyons has notified us that she will not stand for reelection to the Board of Directors when her term as a director expires at the Annual Meeting.

EXECUTIVE OFFICERS

The following table identifies our executive officers during the year ended December 31, 2012:

Name	Age	Position
Glenn H. Stevens	50	Chief Executive Officer, President and Director
Daryl J. Carlough	41	Interim Chief Financial Officer, Treasurer, Chief Accounting Officer and Corporate Controller
Diego A. Rotsztain	43	General Counsel and Secretary
Jeffrey A. Scott	49	Chief Commercial Officer
Samantha Roady	43	Chief Marketing Officer

Glenn H. Stevens has served as our President and Chief Executive Officer since June 2007 and as a member of our Board of Directors since June 2007. From February 2000 to May 2007, Mr. Stevens served as one of our Managing Directors. From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens is registered with the CFTC and NFA as a principal and associated person. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.

Daryl J. Carlough has served as our Interim Chief Financial Officer and Treasurer since November 2011. In addition, Mr. Carlough has served as our Chief Accounting Officer and Corporate Controller since December 2009. From August 2006 to December 2009, Mr. Carlough served as Director of Finance at L-1 Identity Solutions, Inc. From April 2005 to August 2006, Mr. Carlough served as Assistant Corporate Controller at Viisage Technology, which merged into L-1 Identity Solutions, Inc. in August 2006. Prior to that, Mr. Carlough served at The Macgregor Group as corporate controller, from July 2001 to April 2005, which was acquired by Investment Technology Group. In his prior positions, Mr. Carlough specialized in domestic and international matters for mergers and acquisitions, tax matters, SEC reporting, treasury, human resources, internal controls and accounting. Mr. Carlough started his career at Ernst & Young LLP. He is a Certified Public Accountant and a Chartered Global Management Accountant, and he received an MBA and MS in Accounting from Northeastern University, as well as a BS in Business Administration in Finance from Stonehill College.

Diego A. Rotsztain has served as our Executive Vice President, General Counsel and Secretary since January 2011. Mr. Rotsztain is also head of our global corporate development function. From January 2010 to January 2011, Mr. Rotsztain was a Corporate and Securities Partner at Mayer Brown LLP where he specialized in securities and merger and acquisition transactions and representing public and private companies on their SEC reporting obligations, corporate governance matters and other day-to-day activities. Mr. Rotsztain was an Associate in the capital markets group of Davis Polk & Wardwell LLP from November 1998 to December 2009 where he had similar responsibilities. From September 1997 to September 1998, Mr. Rotsztain served as a Law Clerk for the Honorable Judge David G. Trager in the U.S. District Court in the Eastern District of New York. Mr. Rotsztain received his law degree from Columbia University School of Law in May 1997 and a BA in Economics from Tufts University in May 1992.

Jeffrey A. Scott has served as our Chief Commercial Officer since February 2011. From August 2010 through February 2011, Mr. Scott was the President of Toluna USA. From October 2008 to April 2010, Mr. Scott served as a Managing Director at LexisNexis. From March 2005 through October 2008, Mr. Scott served in various capacities at SourceMedia, Inc., including Chief Technology Officer; President, Accuity, Inc., and most recently, President, Banking Group. From March 1996 to March 2005, Mr. Scott held various positions at Thomson Financial, including Chief Technology Officer and Chief Product Officer. From August 1994 to March 1996, Mr. Scott served at Thomson Technology Consulting. From August 1993 to August 1994, Mr. Scott served as Software Development Manager for Science Applications International Corporation. Mr. Scott began his career at Arinc Research serving as Software Development Manager. In his prior positions, Mr. Scott specialized in product strategy and technology and media businesses with an emphasis on client-centric business transformations and the application of social media to online businesses. Mr. Scott received a BS in Computer Science from the University of Dayton and an MBA from the University of Maryland.

Samantha Roady has served as our Chief Marketing Officer since August 2006. From September 1999 until August 2006, she was our Senior Vice President, Marketing. From November 1994 to October 1999, Ms. Roady served as Director of marketing for FNX Limited, a privately-held provider of trading and risk-management solutions to the international financial community. Ms. Roady is registered with the CFTC and NFA as a principal. Ms. Roady received a BA in International Affairs from James Madison University.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains how and why the Board of Directors made decisions with respect to the 2012 compensation of Glenn H. Stevens, our President and Chief Executive Officer (our “Chief Executive Officer”); Daryl J. Carlough, our Interim Chief Financial Officer, Treasurer, Chief Accounting Officer and Corporate Controller (our “Interim Chief Financial Officer”); Diego Rotsztain, our General Counsel and Secretary; Jeffrey Scott, our Chief Commercial Officer and Samantha Roady, our Chief Marketing Officer. The compensation of these five executive officers (the “Named Executive Officers”) is disclosed in the Summary Compensation Table and supplemental tables presented in this proxy statement. The Compensation Discussion and Analysis appearing in this section (the “CD&A”) includes information regarding, among other things, our executive compensation philosophy, objectives and policies, as well as a discussion of each element of compensation.

Introduction

We are a global provider of trading services and solutions, specializing in global over-the-counter, or OTC, markets, including spot foreign exchange, or forex, and precious metals, “contracts-for-difference”, or CFDs, which are investment products with returns linked to the performance of an underlying commodity, index or security, and exchange-traded products, including futures and options on futures. We have customers in more than 140 countries worldwide and conduct business from our offices in New York, New York; Bedminster, New Jersey; Powell, Ohio; Cleveland, Ohio; London, England; Tokyo, Japan; Sydney, Australia; Beijing, China; Hong Kong and Singapore.

Our retail trading business, which has historically made up the majority of our business, allows customers to trade through our FOREX.com brand. We also offer retail customers the ability to trade exchange-traded products through our Open E Cry, or OEC brand, which offers futures products, and our wholly-owned subsidiary, GAIN Securities, which principally offers equities products. Our institutional trading business, GTX, launched in March 2010 to serve institutional market participants, including hedge funds, banks and high-frequency trading firms.

We have invested considerable resources in developing our retail and institutional trading platforms and tools to allow our customers to trade and manage their accounts. While our retail and institutional trading businesses use separate platforms, we are able to leverage our combined scale and trading volume in our relationships with our wholesale trading partners, bank liquidity providers and other service providers. In addition, we believe that our platforms complement each other, which allows us to cross-sell our services and to leverage our facilities and the technologies we develop. Our customers can trade through web-based, downloadable and mobile trading platforms and have access to innovative trading tools to assist them with research, automated trading and account management.

Summary of Our Executive Compensation Program

Program Objectives

Our executive compensation program is designed to further the Company’s annual and long-term business objectives by providing our executives with compensation that is competitive within our industry sector and that continues to offer an incentive to our executives to enhance the value of our Common Stock. Our annual incentive program links compensation directly to the attainment of both corporate and individual performance objectives established by the Board of Directors through the Compensation Committee on an annual basis. Our long-term incentive awards help to ensure that our executives make a long-term commitment to the growth and profitability of the Company and provide further alignment with stockholder interests.

Compensation Setting and Review Process

Our Compensation Committee annually reviews each of the Named Executive Officer’s total compensation, which includes base salary, annual cash incentive awards and long-term equity incentive awards. In reviewing the compensation levels for our executives, including the Named Executive Officers, the Compensation Committee considers the Company’s ongoing business strategy and growth, each individual executive’s past performance, experience, importance to our business, internal equity, the applicable terms of the executive’s employment agreement, prior year adjustments to compensation and historical grants of long-term incentive awards. As a general matter, the Compensation Committee has determined that the Company will continue to require highly experienced leaders, and motivating and retaining qualified executives will remain critical to our future success.

During the first quarter of each year, our Compensation Committee, with the input of our Chief Executive Officer, develops and approves an annual management incentive plan for the year for our executives, including the Named Executive Officers, which we refer to as the “MIP.” Awards under the MIP are determined based on the achievement of Company targets, such as annual revenue and/or EBITDA, and personal goals and objectives. In February 2012, the Compensation Committee determined that 50.0% of the 2012 MIP awards would be based upon achievement of a Company annual revenue target, 15.0% of the 2012 MIP awards would be based upon achievement of a Company EBITDA target and 35.0% of the 2012 MIP award would be based upon achievement of personal goals and objectives. For 2012, the Compensation Committee approved that 30.0% of the awards were to be paid following the first half of the year, based on semi-annual progress towards our annual revenue and EBITDA targets and achievement of personal objectives in the first half of the year. The remaining 70.0% of the awards were to be paid in the first quarter of 2013 and were based on the achievement of our annual revenue and EBITDA targets and achievement of personal goals and objectives for the full year.

In addition, during the first quarter of each year, the Compensation Committee determines the primary compensation elements for our executive officers, including our Named Executive Officers for the year. For the compensation of the Company’s Chief Executive Officer, the Compensation Committee reviews and approves the Company’s corporate goals and objectives and the Chief Executive Officer’s personal goals and objectives. Based on this evaluation, the Compensation Committee sets the base salary, annual cash incentive award and long-term equity incentive award for the Chief Executive Officer for the relevant year. For the other executive officers, including the Named Executive Officers, the Chief Executive Officer makes a recommendation to the Compensation Committee regarding the compensation elements for each executive officer and discusses with the Compensation Committee the personal goals and objectives for each executive officer. Based on the Chief Executive Officer’s recommendation and its independent review and analysis, the Compensation Committee, in its discretion, sets the base salary, annual cash incentive award and long-term equity incentive award for each executive officer for the relevant year.

In the first quarter of the year following the year in which the corporate and personal goals and objectives are set, the Compensation Committee reviews the performance of the Company and the Chief Executive Officer during the prior year, in light of the previously approved corporate and personal goals and objectives, and determines the final amount of the annual cash incentive award payable to the Chief Executive Officer. For the other executive officers, the Chief Executive Officer provides the Compensation Committee with input regarding the achievement of each executive officer’s personal goals and objectives and makes a recommendation regarding the final amount of the annual cash incentive award payable to each executive officer. In light of the Company’s achievement of its corporate goals and objectives and the Compensation Committee’s independent review and analysis, the Compensation Committee, in its discretion, approves or modifies the Chief Executive Officer’s recommendation regarding the final amount of cash incentive award for each executive officer (other than the Chief Executive Officer, which is discussed above).

The Compensation Committee generally determines the amounts of long-term equity incentive awards for our executive officers, including our Named Executive Officers, once each year, as further described below.

At our 2011 Annual Meeting of Shareholders over 99.6% of our shareholders voted, in non-binding advisory votes (i) to approve the compensation of our Named Executive Officers and (ii) in favor of having a non-binding shareholder vote on executive compensation once every three years. Therefore, no non-binding shareholder vote on executive compensation was held at our 2012 Annual Meeting of Shareholders. At the time, the Compensation Committee reviewed the result of the shareholders’ advisory vote on executive compensation. During 2011 and 2012, the Compensation Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of data of a selected group of peer companies, each of which is evaluated in the context of the Compensation Committee’s duty to act as the Directors determine to be in the stockholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, the Compensation Committee did not make any significant changes to our executive compensation program and policies in 2011 or 2012 as a result of the 2011 “say on pay” advisory vote. Given the support stockholders expressed for the Company’s executive compensation programs at the 2011 annual meeting of stockholders, the Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2011 and 2012.

The Compensation Committee also reviews and discusses with management the CD&A prepared for inclusion in the Company’s annual proxy statement in accordance with SEC rules and, based upon such review and discussions, recommends to the Board of Directors whether such CD&A should be included in such annual proxy statement. The Compensation Committee oversees the administration of incentive compensation plans and equity-based plans for all executive officers and, on at least a yearly basis, reviews and approves these plans. The Compensation Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of executive compensation. The Compensation Committee may retain and terminate independent legal, financial or other advisors as it may deem necessary. In addition, at least once a year, the Compensation Committee reviews and assesses the relationship between the Company’s compensation practices and risk. The Compensation Committee reports to the Board of Directors regularly on its actions and deliberations.

The Compensation Committee also reviews and considers risk implications and incentives created by our executive compensation program and our compensation policies and practices for the Company as a whole. Through this review, the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

The primary compensation elements for our executives, including the Named Executive Officers, are:

•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive awards; and

•	retirement and other benefits.

In addition, certain executives, including all of the Named Executive Officers, have employment agreements with the Company that provide potential payments and benefits upon termination of employment for a variety of reasons, including following a change in control of the Company.

Competitive Market Analysis

In 2010, the Compensation Committee engaged Frederic W. Cook, an independent compensation consulting firm, to provide services relating to a competitive market analysis of the compensation of our Named Executive Officers for the purpose of establishing 2010 compensation targets. In 2011, the Compensation Committee determined that it was not necessary to re-engage Frederic W. Cook, in light of its decision to continue to rely on the previously provided analysis and to maintain comparable levels of compensation of our executive officers, including the Named Executive Officers, and the Compensation Committee did not re-engage Frederick W. Cook nor did it engage any other compensation consultant in 2012. The competitive market analysis prepared in 2010 was based on data gathered by Frederic W. Cook from proprietary surveys of executive compensation at a group of peer companies, or the Peer Group. In 2010, the Peer Group, which consisted of companies with businesses that compete, or competed, in the same talent market as the Company, including primarily companies in the technology and online trading industries, was as set forth in the table below. As part of the Compensation Committee’s decision to maintain comparable levels of compensation for our executive officers in 2011 and 2012, the Compensation Committee determined that the results of its analysis of the Peer Group listed below while making compensation decisions for 2010 continued to be generally applicable, and that the Peer Group below continued to be appropriate.

Ticker	Compensation Study Peer Group Name	Latest Available Four Quarters As of Analysis Date ($ millions)			Dec. 31, 2010 Market Cap ($ millions)
		Revenues	GAAP Net Income	EBITDA
ADVS	Advent Software	$274	$33	$42	$1,489
BGCP	BGC Partners	1,306	11	149	779
DST	DST Systems	2,226	284	437	2,049
GFIG	GFI Group	825	7	84	571
IDC	Interactive Data	777	131	256	3,228
IAAC	International Assets Holdings	46,940	5	29	415
ITG	Investment Technology Group	583	14	140	685
KCG	Knight Capital	1,192	124	263	1,346
LAB	LaBranche & Company	52	(97)	(30)	149
MKTX	Marketaxess	142	28	54	703
MF	MF Global	2,223	(133)	339	1,362
MSCI	MSCI, Inc.	568	86	224	4,619
OXPS	OptionsXpress	236	55	95	900
SWS	SWS Group	415	(27)	17	163
TRAD	TradeStation Group	131	13	22	265
75th Percentile		$1,249	$71	$240	$1,425
50th Percentile		583	14	95	779
25th Percentile		225	6	36	493
GCAP	GAIN Capital Holdings, Inc.	$189	$38	$59	$287
	Ranking within peer group	13 of 16	6 of 16	10 of 16	13 of 16

Compensation Actions in 2012 and 2013

Summary

The following is a summary of the actions taken in 2012 and 2013 affecting the 2012 compensation of the Named Executive Officers. Each of these actions was recommended, and approved, by the Compensation Committee or the Board of Directors. For a more detailed description of these actions, please refer to the sections entitled “— Base Salary,” “— Annual Incentive Awards” and “— Long-Term Equity Incentive Awards” following this summary.

•

In February 2012, the Compensation Committee determined to continue for 2012 the compensation philosophies it used in 2010 and 2011, which was to continue to pay for performance with nominally competitive salaries, offset by rewarding employees through performance-based annual cash incentives and long-term equity compensation.

•	In February 2012, the 2012 annual revenue and EBITDA targets for the MIP were approved by our Compensation Committee.

•

In February 2012, with respect to the 2012 long term equity compensation, the Compensation Committee approved the granting of a total award made up of 65% restricted stock units and 35% non-qualified stock options, as compared to the 50% restricted stock awards and 50% non-qualified stock options granted in 2011.

•

In April 2012, we entered into new employment agreements with Messrs. Stevens, Scott, and Rotsztain and Ms. Roady. For a description of the new employment agreements, please see the discussion below under “— Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements” on page 42.

•

In February and March 2013, the Named Executive Officers received the unpaid portion of their 2012 annual incentive award payouts under the MIP. Because the Company achieved 90% of the revenue target for 2012, the Named Executive Officers received a 90% payout on the portion of their respective 2012 annual incentive award based on the revenue target. Because the Company achieved 30% of the EBITDA target for 2012, the Named Executive Officers received no payout of the portion of their respective annual incentive award based on the EBITDA target. For the remaining 35% of the Named Executive Officers’ respective annual incentive award, the Chief Executive Officer made recommendations to the Compensation Committee based on each individual’s achievement of their respective personal goals and objectives.

•

In February 2013, the Compensation Committee determined to continue for 2013 the compensation philosophies it used in 2010, 2011 and 2012, which was to continue to pay for performance with nominally competitive salaries, offset by rewarding employees through performance-based annual cash incentives and long-term equity compensation.

Mr. Stevens

Mr. Stevens’s total cash compensation is positioned higher than other chief executive officers of our Peer Group due to his unique background and experience in the financial services and forex industries. Mr. Stevens was previously Chief Forex Dealer at Merrill Lynch & Co., Inc. and was head of North American sales and trading at National Westminster Bank plc. Before moving to the position of Chief Executive Officer of our Company, Mr. Stevens was our Global Head of Trading. The compensation paid to individuals that are head traders is among the highest paid at large banks and broker-dealers. Mr. Stevens’s background as a trader and his management skills make him a highly sought after executive. To retain his services, we have determined that his compensation is required to be at a level commensurate with positions at larger firms. To attract and retain Mr. Stevens, and those with his skill set, these firms would pay higher levels of compensation than those in our current Peer Group. Based on these factors, Mr. Stevens’s target compensation for 2010 was set to rank above the 50th but below the 75th percentile for total cash compensation compared to our Peer Group, and the Compensation Committee decided to maintain a comparable level of compensation for 2011 and 2012. Consistent with the financial services and forex industries, a greater portion of Mr. Stevens’s compensation is derived from variable incentive compensation. For 2012, Mr. Stevens’s compensation was set at 31% base salary and 69% variable incentive compensation. Mr. Stevens’s 2012 long term equity award of 123,000 non-qualified stock options and 95,000 restricted stock awards was based on an analysis by our Compensation Committee, which factored in the amount of total shares authorized under the provisions of the GAIN Capital Holdings, Inc. 2010 Omnibus Incentive Compensation Plan, as amended (the “2010 Plan”) for the 2012 grant pool. Given that Mr. Stevens is the highest paid employee and has the most responsibility, Mr. Stevens was issued the largest amount of restricted stock awards and stock options.

Mr. Carlough

Mr. Carlough assumed the position of the Company’s Interim Chief Financial Officer and Treasurer in November 2011 upon the resignation of our former Chief Financial Officer. Prior to assuming this role, Mr. Carlough was our Chief Accounting Officer and Corporate Controller, and he retained those areas of responsibility when he assumed his new roles. For 2012, Mr. Carlough’s target base salary accounted for 75% of his total target cash compensation, and his target variable incentive compensation accounted for 25% of his target total cash compensation. Mr. Carlough’s 2012 long term equity award of 16,000 non-qualified stock options and 8,000 restricted stock awards was based on the recommendation of our Chief Executive Officer.

Mr. Rotsztain

Mr. Rotsztain is the Company’s General Counsel and Secretary and joined the Company in 2011. In 2012, Mr. Rotsztain assumed responsibility for the Company’s global corporate development function, as well as for global compliance and regulatory matters. Mr. Rotsztain has extensive legal experience in strategic transactions, securities law, corporate governance and advising public companies generally; however, he does not have the trading background and knowledge possessed by Mr. Stevens. As a result, a higher portion of Mr. Rotsztain’s total cash compensation has been fixed, in the form of base salary. For 2012, Mr. Rotsztain’s target base salary accounted for 65% of his target total cash compensation and his target variable incentive compensation accounted for 35% of his target total cash compensation. Mr. Rotsztain’s 2012 long term equity award of 45,000 non-qualified stock options and 35,000 restricted stock awards was based on a recommendation of our Chief Executive Officer and on an analysis by our Compensation Committee.

Mr. Scott

Mr. Scott is the Company’s Chief Commercial Officer and joined the Company in 2011. With 15 years of experience in management and technology, Mr. Scott has developed the necessary skills to oversee our commercial and technological efforts; however, he does not have the trading background and knowledge possessed by Mr. Stevens. As a result, a higher portion of Mr. Scott’s total cash compensation has been fixed, in the form of base salary. For 2012, Mr. Scott’s target base salary accounted for 59% of his target total cash compensation and his target variable incentive compensation accounted for 41% of his target total cash compensation. Mr. Scott’s 2012 long term equity award of 35,000 non-qualified stock options and 26,000 restricted stock awards was based on a recommendation of our Chief Executive Officer and on an analysis by our Compensation Committee.

Ms. Roady

Ms. Roady is the Company’s Chief Marketing Officer and joined the Company in 1999. With over ten years of experience in the retail forex industry, Ms. Roady has developed a unique skill set overseeing marketing and direct sales; however, she does not have the trading background and knowledge possessed by Mr. Stevens. As a result, a higher portion of Ms. Roady’s total cash compensation has been fixed, in the form of base salary, but her variable incentive compensation has been fixed at a higher percentage than that of Mr. Carlough and Mr. Rotsztain, since Ms. Roady’s position is focused on driving revenue for the Company. For 2012, Ms. Roady’s target base salary accounted for 60% of her total cash compensation and her variable incentive compensation accounted for 40% of her total cash compensation. Ms. Roady’s 2012 long term equity award of 35,000 non-qualified stock options and 27,000 restricted stock awards was based on a recommendation of our Chief Executive Officer and on an analysis by our Compensation Committee.

Base Salary

We fix executive officer base compensation at a level that is based on input from our Compensation Committee, survey data from publicly available sources and the executive officer’s previous compensation history. We aim to set base salaries at levels which we believe best enable us to hire and retain individuals in a competitive environment and reward individual performance according to the relative levels of contribution to our overall business goals. We make periodic adjustments to base salary based on individual performance and contributions, market trends, competitive position and our financial situation. We view base compensation as one component of our Named Executive Officers’ total annual cash compensation and sometimes change the mix between base compensation and annual incentive compensation. The base salaries of Messrs. Stevens, Carlough, Rotsztain, and Scott and Ms. Roady did not change for 2013. The base salaries earned by the Named Executive Officers during 2012 are reported in the Summary Compensation Table on page 38 of this proxy statement.

Annual Incentive Awards

As discussed above, at the beginning of each year, our Compensation Committee, with the input of our Chief Executive Officer, develops the MIP for the year for our executives, including the Named Executive Officers, and other key employees. The MIP serves to attract, retain and motivate our executives by tying potential cash awards to the achievement of a mix of corporate and individual performance objectives approved by our Compensation Committee on an annual basis.

Establishment of Target Award Levels and Measures

The Compensation Committee established target award performance measures under the MIP, with target award opportunities consistent with any specific thresholds included in the employment agreements of the Named Executive Officers, where applicable.

Name	2012 Target Incentive Compensation as a % Base Salary
Glenn H. Stevens	225%
Daryl J. Carlough	33%
Diego A. Rotsztain	54%
Jeffrey A. Scott	69%
Samantha Roady	67%

For 2012, the target corporate revenue was $168.9 million and the target corporate EBITDA was $37.4 million. The table below shows each Named Executive Officer’s MIP potential payout, assuming 100% achievement of the revenue and EBITDA targets and 100% achievement of each Named Executive Officer’s personal objectives:

Name	Target Total Incentive Compensation
Glenn H. Stevens	$1,462,500
Daryl J. Carlough	$70,000
Diego A. Rotsztain	$175,000
Jeffrey A. Scott	$225,000
Samantha Roady	$200,000

Target award opportunities were based on the target awards for prior years, which were the result of an executive compensation market analysis conducted by Frederic W. Cook, commencing in November 2008. For 2010, based on its analysis of the market comparable compensation data, including proprietary survey sources containing functional position matches of comparable scope to the Named Executive Officers and compensation data from the Peer Group, the Compensation Committee noted that the target annual incentive award opportunities for the Named Executive Officers ranked between the 50th and 75th percentile, with the exception of the Chief Executive Officer, who ranked above the 75th percentile. The Compensation Committee concluded in 2011 and 2012 that it would be appropriate to offer the Named Executive Officers target annual incentive award opportunities comparable to those offered in 2010.

2012 Award Payouts

In February 2013, our Chief Executive Officer formulated his recommendations for the Compensation Committee with respect to proposed annual incentive award payouts under the 2012 MIP. In developing his recommendations, our Chief Executive Officer reviewed the Company’s performance against the corporate revenue and EBITDA targets for the year. During 2012, we achieved revenue of $151.2 million revenue, excluding net interest, compared to a MIP target of $168.9 million, or 90% of the MIP revenue target. In addition, during 2012 we achieved EBITDA of $11.1 million, compared to a MIP target of $37.4 million, or 30% of the MIP EBITDA target.

For the Chief Executive Officer’s 2012 MIP award, in accordance with the MIP, the Compensation Committee awarded a 90% payout with respect to Mr. Stevens’s non-equity incentive compensation target attributable to the Company’s revenue target and no payout with respect to Mr. Stevens’s non-equity incentive compensation attributable to the Company’s EBITDA target. The remaining portion of the Chief Executive Officer’s non-equity incentive compensation was based on the consideration of the Chief Executive Officer’s achievement of his personal goals and objectives.

For each of the other Named Executive Officers, in accordance with the MIP, the Chief Executive Officer recommended a 90% payout with respect to each of their non-equity incentive compensation targets attributable to the Company’s revenue target and no payout with respect to their respective non-equity incentive compensation attributable to the Company’s EBITDA target. With respect to the remaining portion of each of the other Named Executive Officers’ non-equity incentive compensation, the Chief Executive Officer considered the achievement of their respective personal goals and objectives and made a recommendation to the Compensation Committee. After reviewing the Chief Executive Officer’s recommendations, the Compensation Committee, in its discretion, approved the final 2012 MIP award payouts. Annual payments for 2012 for each of the Named Executive Officers are listed below:

	2012 Non-Equity Incentive Compensation Payouts
Name	Semi-Annual	Annual	Total
Glenn H. Stevens	$343,400	$698,600	$1,042,000
Daryl J. Carlough	$21,800	$28,100	$49,900
Diego A. Rotsztain	$41,100	$92,800	$133,900
Jeffrey A. Scott	$52,800	$107,500	$160,300
Samantha Roady	$47,000	$100,000	$147,000

Long-Term Equity Incentive Awards

The Compensation Committee uses long-term equity incentives to motivate our executive officers to promote the success of the Company’s business, and increase firm value. By providing our executives and other key employees with a direct stake in the Company’s success, these incentives are intended to assure a closer identification of their interests with those of our stockholders, stimulate their efforts on the Company’s behalf and strengthen their desire to remain with the Company. Typically, recommendations for long-term equity incentive awards for our executives, including the Named Executive Officers, are made by the Compensation Committee taking into account the recommendations of our Chief Executive Officer, as appropriate. Our long-term equity incentive awards historically have consisted of both restricted stock units or restricted stock awards and stock options. Decisions regarding whether to grant restricted stock units/awards, options or a combination of both have generally been based on the Compensation Committee’s desire to balance the upside potential of stock options (since an executive will realize value from an option only if the market price of the Company’s Common Stock appreciates and stays above the option’s exercise price for a sustained period until the options vest) with the attractions of a “full value share” award (since restricted shares, once vested, have an intrinsic value equal to the market price of the Company’s Common Stock).

On March 1, 2012, the Compensation Committee approved long-term equity incentive awards in the form of a combination of 65% stock options and 35% restricted stock awards to our executive officers, including the Named Executive Officers, and other key employees. The decision to include stock option grants was based on the Compensation Committee’s desire to provide value to our executives while at the same time incentivizing management to increase the value of the Company over the long term. The non-qualified stock options and restricted stock awards generally vest based on continued service to the Company over four years in equal annual 25% increments, subject to acceleration under certain circumstances. See “— Potential Payments upon Termination or Change in Control” below. The Compensation Committee believes that these vesting requirements help to create and maintain an environment that motivates retention and longevity of our executive officers and other key employees.

2012 Long-Term Incentive Awards

Non-Qualified Stock Options

Name	Options (#)	Exercise Price ($)	Aggregate Grant Date Fair Value ($)
Glenn H. Stevens	123,000	5.30	270,600
Daryl J. Carlough	16,000	5.30	35,200
Diego A. Rotsztain	45,000	5.30	99,000
Jeffrey A. Scott	35,000	5.30	77,000
Samantha Roady	35,000	5.30	77,000

Restricted Stock Awards

Name	Shares (#)	Per Share Fair Market Value ($)	Aggregate Grant Date Fair Value ($)
Glenn H. Stevens	95,000	5.30	503,500
Daryl J. Carlough	8,000	5.30	42,400
Diego A. Rotsztain	35,000	5.30	185,500
Jeffrey A. Scott	26,000	5.30	137,800
Samantha Roady	27,000	5.30	143,100

Equity Award Grant Practices

Equity awards are granted under the 2010 Plan. Generally, equity awards are granted to newly hired employees on the later of either the first day of employment with the Company or the date the award is approved by the Compensation Committee. Equity awards are granted to continuing executives, certain other employees and our directors on an annual basis. In the case of directors, equity awards are generally granted when a new director joins our Board of Directors and then thereafter on an annual basis. Our philosophy on long-term incentive compensation is based on an analysis of comparable market compensation data, including proprietary survey sources containing functional position matches of comparable scope to the Named Executive Officers, in each case provided in 2010 by Frederic W. Cook, and compensation data from the Peer Group. For 2012, the Compensation Committee concluded that, in light of the performance of the Company, it would be appropriate to increase the proportion of restricted stock awards to stock options compared to the grants made in 2011.

Recommendations for grants and awards to executive officers, including the Named Executive Officers, and directors are made to our Compensation Committee. Our Compensation Committee must approve all stock option grants and other equity awards to executive officers and directors. Our Compensation Committee retains the discretion to make additional awards to executive officers at other times in connection with the initial hiring of a new executive, for retention purposes or otherwise.

Each stock option grant and other equity award must specify all of the material terms of the grant or award, including the date of grant, exercise price, vesting schedule, term and any other terms or conditions that the Compensation Committee deems appropriate. Option grants made to our executive officers, or any of our other employees or directors, are made with an exercise price equal to the fair market value of a share of the Company’s Common Stock on the date of grant.

The grant date fair value of the long-term incentive awards made to the Named Executive Officers in 2012 is reported in the 2012 Summary Compensation Table and the 2012 Grants of Plan-Based Awards Table on pages 38 and 39, respectively, of this proxy statement.

Employment, Severance and Change in Control Arrangements

We have an employment agreement with each of our Named Executive Officers. Among other terms, the employment agreements provide for payments and other benefits if we terminate the executive’s employment without cause, or if he or she terminates employment for good reason. The amount of severance payable generally differs depending on whether the termination of employment occurs before or after a change in control of the Company.

Our Compensation Committee approved the severance and change in control provisions in these agreements because such provisions allow our executives to focus on the best interests of the Company, including long-term goals and strategic interests, to the benefit of the stockholders. Specifically, these provisions address the potential financial hardships which may be experienced by the Named Executive Officers if their employment is terminated under specified circumstances and allow the Named Executive Officers to focus their attention on their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions. The severance level for Mr. Stevens is greater than for the other executives because of his greater Company responsibilities.

The severance and change in control arrangements applicable to our Named Executive Officers are set forth in each of their respective employment agreements, as discussed in detail below under the heading “— Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements.”

In general terms, under the terms of these agreements, a change in control occurs: (i) if a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities; (ii) if any person, entity or affiliated group acquires assets of the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately before such acquisition of acquisitions; or (iii) if a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent Board members.

In the event of a change in control, in the case of outstanding options and restricted equity awards held by all grantees under the terms of our 2006 Equity Compensation Plan (“2006 Plan”) and 2010 Plan, all options and restricted stock units and awards vest, unless our Compensation Committee determines otherwise. Similarly, the restricted equity award agreements provide for accelerated delivery of vested restricted equity awards upon the occurrence of a change in control unless our Compensation Committee determines otherwise. In addition, the employment agreements in place with our certain of our Named Executive Officers include accelerated vesting provisions for time-vesting equity awards in the event that the Named Executive Officer’s employment is terminated without cause or the executive resigns with good reason within a specified period after a change in control occurs. Our Compensation Committee believes that these contractual rights provide a valuable incentive for management. For more details regarding the terms of the employment agreements, see “— Potential Payments Upon Termination or Change of Control — Employment Agreements and Change in Control Arrangements” below.

Tax and Accounting Treatment

The Compensation Committee considers the tax and accounting effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Compensation Committee designs our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and to the three other most highly compensated executive officers of the Company other than the Chief Financial Officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met and transition rules apply to newly public companies such as our Company. It is the policy of our Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders and which may not qualify for tax deductibility.

We account for stock-based compensation in accordance with generally accepted accounting principles. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.

Adjustment or Recovery of Awards — Clawback Provisions

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.

Likewise, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer could be required to reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.

Further, the employment agreements in effect with each of our Named Executive Officers provide that, to the extent permitted or required by governing law, our Compensation Committee shall have discretion to require each Named Executive Officer to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determines that such incentive compensation was not actually earned by the Named Executive Officer because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) the Named Executive Officer engaged in fraud, gross negligence or intentional misconduct; or (iii) the Named Executive Officer deliberately misled the market or the Company’s stockholders regarding our financial performance. For more details regarding the terms of employment agreements of the Named Executive Officers, see “— Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements” below.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below presents the annual compensation earned for services to us in all capacities for the periods shown for our Named Executive Officers. All dollar amounts are in U.S. dollars.

Name and Principal Position(s)	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Glenn Stevens	2012	650,000	503,500	270,600	1,042,000	485	18,640	(3)	2,485,225
President and	2011	650,000	344,860	443,760	877,500	(14,347)	21,415		2,323,188
Chief Executive Officer	2010	650,000	—	358,600	1,491,182	—	24,654		2,524,436

Daryl Carlough	2012	208,333	42,400	35,200	49,900	(4,597)	12,065	(4)	343,301
Interim Chief	2011	197,500	36,090	46,440	72,100	711	12,211		365,052
Financial Officer and Treasurer	2010	180,000	—	29,307	84,742	—	6,325		299,734

Diego Rotsztain	2012	325,000	185,500	99,000	133,900	—	11,923	(5)	755,323
General Counsel and Secretary	2011	305,416	187,500	62,500	89,400	—	122,426		767,242

Jeffrey Scott	2012	325,000	137,800	77,000	160,300	—	13,636	(6)	713,736
Chief Commercial Officer	2011	275,833	160,400	206,400	154,800	—	13,576		811,009

Samantha Roady	2012	297,500	143,100	77,000	147,000	—	18,321	(7)	682,921
Chief Marketing Officer	2011	279,375	96,240	123,840	160,800	—	18,332		678,587
	2010	240,000	—	97,800	268,775	—	14,514		621,089

(1)	The amounts shown in this column represent the aggregate grant date fair value of restricted stock units and awards granted during fiscal years 2012 and 2011 under the 2010 Plan, calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For information on assumptions used in determining fair value of these stock awards, refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.
(2)	The amounts shown in this column represent the aggregate grant date fair value of stock options granted during fiscal years 2012 and 2011 under the 2010 Plan and options granted during fiscal year 2010 under the 2006 Plan, calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For information on assumptions used in determining fair value of these stock options, refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.
(3)	This amount includes: (i) $10,000 in employer matching contribution to our 401(k) plan; and (ii) $8,640 in car allowance ($720 per month).
(4)	This amount includes: (i) $10,000 in employer matching contribution to our 401(k) plan; (ii) $1,560 in phone allowance; and (iii) $505 for payment of disability and term life insurance premiums.
(5)	This amount includes: (i) $10,000 in employer matching contribution to our 401(k) plan; (ii) $260 in phone allowance; and (iii) $1,663 for payment of disability and term life insurance premiums.
(6)	This amount includes: (i) $10,000 in employer matching contribution to our 401(k) plan; (ii) $1,560 in phone allowance; and (iii) $2,076 for payment of disability and term life insurance premiums.
(7)	This amount includes: (i) $10,000 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); and (iii) $2,321 for payment of disability and term life insurance premiums.

2012 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers for the year ended December 31, 2012(1). The estimated possible payouts under non-equity incentive plan awards consist of the incentive compensation plans that are described in “— Compensation Actions in 2012 and 2013 — Annual Incentive Awards.” The actual amounts received in respect of the non-equity plan incentive awards for 2012 are reported in the 2012 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Stevens	3/1/12	—	1,462,500	2,095,031	95,000	—	—	503,500
	3/1/12	—	—	—	—	123,000	5.30	270,600
Daryl J. Carlough	3/1/12	—	70,000	100,275	8,000	—	—	42,400
	3/1/12	—	—	—	—	16,000	5.30	35,200
Diego A. Rotsztain	3/1/12	—	175,000	250,688	35,000	—	—	185,500
	3/1/12	—	—	—	—	45,000	5.30	99,000
Jeffrey A. Scott	3/1/12	—	225,000	322,313	26,000	—	—	137,800
	3/1/12	—	—	—	—	35,000	5.30	77,000
Samantha Roady	3/1/12	—	200,000	286,500	27,000	—	—	143,100
	3/1/12	—	—	—	—	35,000	5.30	77,000

(1)	The amounts shown in this column represent the aggregate grant date fair value of equity awards granted for 2012 calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information regarding unexercised stock options and restricted stock awards and restricted stock units that had not vested for each of the Named Executive Officers as of December 31, 2012. For more information on equity awards made to the Named Executive Officers see “— Compensation Actions in 2012 and 2013 — Long-Term Equity Incentive Awards.”

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Glenn Stevens	6/15/2005	55,276	(1)	—		—	1.99	6/15/2015	—		—
	12/30/2005	81,815	(1)	—		—	2.43	12/30/2015	—		—
	7/28/2010	124,371	(2)	124,372	(2)	—	3.83	7/28/2020	—		—
	3/23/2011	32,250	(3)	96,750	(3)	—	8.02	3/23/2018	—		—
	3/1/2012	—		123,000	(3)	—	5.30	3/1/2019	—		—
	12/15/2009	—		—		—	—	—	24,383	(4)	99,724
	3/23/2011	—		—		—	—	—	32,250	(5)	131,903
	3/1/2012	—		—		—	—	—	95,000	(5)	388,550
	12/31/2006	—		—		—	—	—	33,920	(5)(6)	138,733
	12/31/2006	—		—		—	—	—	13,448	(5)(6)	55,002
	6/30/2007	—		—		—	—	—	226,130	(5)(6)	924,872
	4/15/2008	—		—		—	—	—	135,678	(5)(6)	554,923
	12/15/2009	—		—		—	—	—	73,148	(4)(6)	299,173
Daryl J. Carlough	7/28/2010	5,087	(2)	10,178	(2)	—	3.83	7/28/2020	—		—
	3/23/2011	3,375	(3)	10,125	(3)	—	8.02	3/23/2018	—		—
	3/1/2012	—		16,000	(3)	—	5.30	3/1/2019	—		—
	12/15/2009	—		—		—	—	—	1,696	(4)	6,937
	12/15/2009	—		—		—	—	—	5,088	(4)(6)	20,810
	3/23/2011	—		—		—	—	—	3,375	(5)	13,804
	3/1/2012	—		—		—	—	—	8,000	(5)	32,720
Diego Rotsztain	3/23/2011	4,542	(3)	13,627	(3)	—	8.02	3/23/2018	—		—
	3/1/2012	—		45,000	(3)	—	5.30	3/1/2019	—		—
	3/23/2011	—		—		—	—	—	17,534	(5)	71,715
	3/1/2012	—		—		—	—	—	35,000	(5)	143,150
Jeffrey Scott	3/23/2011	15,000	(3)	45,000	(3)	—	8.02	3/23/2018	—		—
	3/1/2012	—		35,000	(3)	—	5.30	3/1/2019	—		—
	3/23/2011	—		—		—	—	—	15,000	(5)	61,350
	3/1/2012	—		—		—	—	—	26,000	(5)	106,340
Samantha Roady	6/15/2005	97,992	(1)	—		—	1.99	6/15/2015	—		—
	12/30/2005	100,565	(1)	—		—	2.43	12/30/2015	—		—
	7/28/2010	33,920	(2)	33,919	(2)	—	3.83	7/28/2020	—		—
	3/23/2011	9,000	(3)	27,000	(3)	—	8.02	3/23/2018	—		—
	3/1/2012	—		35,000	(3)	—	5.30	3/1/2019	—		—
	12/15/2009	—		—		—	—	—	4,523	(4)	18,497
	3/23/2011	—		—		—	—	—	9,000	(5)	36,810
	3/1/2012	—		—		—	—	—	27,000	(5)	110,430
	12/31/2006	—		—		—	—	—	45,226	(5)(6)	184,974
	6/30/2007	—		—		—	—	—	45,226	(5)(6)	184,974
	4/15/2008	—		—		—	—	—	22,613	(5)(6)	92,487
	12/15/2009	—		—		—	—	—	13,568	(4)(6)	55,491

(1)	Such stock options vest ratably over three years, with one-third of the options vesting on each of the first three anniversaries of the grant date and have a term of ten years.
(2)	Such stock options vest ratably over four years, with one-fourth of the options vesting on each of the first four anniversaries of the grant date and have a term of ten years.
(3)	Such stock options vest ratably over four years, with one-fourth of the options vesting on each of the first four anniversaries of the grant date and have a term of seven years.

(4)	Such restricted stock units vest ratably over four years, with one-fourth of the units vesting on each of the first four anniversaries of the vesting commencement date, April 1, 2009.
(5)	Such restricted stock units vest ratably over four years, with one-fourth of the units vesting on each of the first four anniversaries of the grant date.
(6)	Such restricted stock units are vested shares which are to be delivered as soon as administratively practicable on or after December 31, 2014 provided, however, that the grantee shall receive payment with respect to such restricted units upon a change of control or the date the grantee ceases to be employed by, or provide service to, the employer, whichever is earlier.
(7)	The value is calculated based on the closing market price of our Common Stock on December 31, 2012, $4.09.

2012 Option Exercises and Stock Vested

The following table provides information regarding options exercised and stock awards and units vested for the Named Executive Officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
Glenn H. Stevens	609,139	$2,055,685	69,052	(2)	$396,154
Daryl J. Carlough	5,087	$3,205	2,821	(3)	$14,409
Diego A. Rotsztain	—	—	5,845		$30,628
Jeffrey A. Scott	—	—	5,000		$26,200
Samantha Roady	—	—	13,176	(4)	$66,972

(1)	Represents the fair market value of our common stock on the applicable vesting date or exercise date (minus the exercise price for options), multiplied by the number of shares underlying restricted stock units, restricted stock awards or stock options that vested or were exercised, as applicable, on that date.
(2)	Of the 69,052 shares vested during the period, 58,303 shares are to be delivered as soon as administratively practicable on or after December 31, 2014; provided, however, that Mr. Stevens shall receive payment with respect to such restricted stock units upon a change of control or the date Mr. Stevens ceases to be employed by, or provide service to, the employer, whichever is earlier.
(3)	Of the 2,821 shares vested during the period, 1,696 shares are to be delivered as soon as administratively practicable on or after December 31, 2014; provided, however, that Mr. Carlough shall receive payment with respect to such restricted stock units upon a change of control or the date Mr. Carlough ceases to be employed by, or provide service to, the employer, whichever is earlier.
(4)	Of the 13,176 shares vested during the period, 10,176 shares are to be delivered as soon as administratively practicable on or after December 31, 2014; provided, however, that Ms. Roady shall receive payment with respect to such restricted stock units upon a change of control or the date Ms. Roady ceases to be employed by, or provide service to, the employer, whichever is earlier.

Retirement, Nonqualified Deferred Compensation Plan and Other Benefits

We provide a 401(k) retirement savings plan, which is a tax-qualified defined contribution plan, and a non-qualified deferred compensation plan to our executive officers and employees, including the Named Executive Officers. Under the 401(k) plan, each participant may contribute up to 100% of his or her pretax compensation, up to a statutory limit, which for most employees was $17,000 in 2012. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested at the employee’s direction by the plan’s trustee. We match 100% of the first 3% of the employee’s salary contributed to the plan and 50% on the next 2% with immediate vesting on all employer contributions. The Company’s matching contributions to the accounts of the Named Executive Officers are disclosed in the Summary Compensation Table on page 38 of this proxy statement.

We also maintain a non-qualified deferred compensation plan primarily for the purpose of providing deferred compensation for a select group of employees, including the Named Executive Officers, thereby creating an incentive for such employees to remain in the employ of the Company and to promote its continued

growth. This nonqualified deferred compensation plan provides that each eligible employee may defer all of their cash compensation. Under this plan, each employee is fully vested in his or her deferred compensation. Employee deferrals are held and invested at the employee’s direction by the plan’s trustee. We do not match employee deferrals into this plan. Mr. Stevens and Mr. Carlough each participated in the nonqualified deferred compensation plan in 2012, with Mr. Stevens contributing $300,000 of his 2012 compensation which was paid in 2013 and Mr. Carlough contributing $12,342, of which $2,248 was paid in 2013.

Name	Executive Contributions in 2012($)		Registrant Contributions in 2012($)	Aggregate Earnings in 2012($)	Aggregate Withdrawals / Distributions in 2012($)	Aggregate Balance at December 31, 2012($)
Glenn H. Stevens	300,000	(1)	—	485	—	$86,138	(2)
Daryl J. Carlough	12,342	(3)	—	(4,597)	—	$24,743	(4)

(1)	This amount represents 2012 compensation included in the Summary Compensation Table above that was paid out during 2013.
(2)	This amount consists of $485 that is included in 2012 compensation in the Summary Compensation Table above, with the balance comprised of compensation from 2011.
(3)	This amount represents 2012 compensation included in the Summary Compensation Table above, of which $2,248 was paid out during 2013.
(4)	This amount consists of $7,745 that is included in 2012 compensation in the Summary Compensation table above, with the balance comprised of compensation earned prior to 2012.

Additional benefits received by our executive officers, including the Named Executive Officers, include health-care benefits, dental, vision, disability and life insurance coverage. These benefits are provided to our Named Executive Officers on the same basis as to all of our employees.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Arrangements

Glenn H. Stevens

Employment Agreement

On April 14, 2012, we entered into an amended and restated employment agreement with Mr. Stevens, our President and Chief Executive Officer. Mr. Stevens’s employment agreement provides that it will continue, unless earlier terminated by the parties, until the third anniversary of its effective date. The amended and restated employment agreement permits us to adopt a flexible incentive compensation program and provides that Mr. Stevens will be eligible to participate in any such incentive compensation programs that we maintain from time to time for our executive officers. Also, it provides that, to the extent permitted or required by governing law, our Compensation Committee has discretion to require Mr. Stevens to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determines that such incentive compensation was not actually earned by Mr. Stevens because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) Mr. Stevens had engaged in fraud, gross negligence or intentional misconduct; or (iii) Mr. Stevens had deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.

Mr. Stevens’s amended and restated employment agreement provides for certain payments and benefits depending upon the circumstances of his termination of employment. If Mr. Stevens resigns without “Good Reason” (as defined in the agreement) or we terminate his employment for “Cause” (as defined in the agreement), we will have to pay to him any earned and unpaid salary through the date of his termination, as well as any accrued and unused paid time off and appropriate expense reimbursements, all of which we refer to as his accrued benefits. If Mr. Stevens dies or his employment is terminated due to disability during the term of the agreement, in addition to his accrued benefits, Mr. Stevens (or his estate) will be entitled to receive pro rata incentive compensation, based on the target, for the performance periods in which his termination occurred. The pro rata incentive compensation will be paid when such incentive compensation is paid to other executives.

Mr. Stevens’s employment agreement also provides that, in the event we terminate his employment at any time without “Cause” or he resigns for “Good Reason”, he will be entitled to receive payment of his accrued benefits. In addition, the agreement provides that if his employment terminates under these circumstances, absent a “Change in Control” (as defined in the agreement), and he executes a general release of any and all claims that he may have against us in connection with his employment or termination of employment, Mr. Stevens is entitled to receive the following payments and benefits:

•	severance in the form of salary continuation payments for 18 months, equal to his monthly base salary in effect at that time;

•	payment of any accrued and unpaid incentive compensation earned prior to the date of his termination;

•

pro-rata incentive compensation with respect to the fiscal year in which the termination of employment occurs, which amount shall be calculated pursuant to a formula set forth in the amended and restated employment agreements taking into account the Company’s performance and such executive’s achievement of his or her personal goals and objectives during the relevant fiscal year. The pro rata incentive compensation will be paid when such incentive compensation is paid to other executives;

•	continued health benefits at the same premium rates charged to other current employees for the 18-month period following termination of employment; and

•

with respect to outstanding equity awards, time-based equity grants held by Mr. Stevens at the time of termination of employment that would vest within the 18-month period (assuming a monthly vesting schedule) following the termination date will immediately vest and become exercisable.

If such termination occurs coincident with or within 18 months after a Change in Control, then he will be entitled to receive the same severance benefits described above, with the following changes:

•

Mr. Stevens will be entitled to receive severance payments in an amount equal to 24 months of his monthly base salary in effect at that time, six months’ worth of which will be payable in a lump sum upon his termination, and the remainder of which will be payable in installments over 18 months.

•

Mr. Stevens will be entitled to receive payment, on a pro rata basis, incentive compensation generally based on his target incentive compensation amount, for the performance period in which his termination occurs. This pro rata incentive compensation will be paid in a lump sum upon his termination.

•	Mr. Stevens will be entitled to receive a lump sum payment, upon his termination, in an amount equal to two times his target incentive compensation for the fiscal year in which his termination occurs.

•

With respect to outstanding equity awards, all equity grants held by Mr. Stevens at the time of his termination that are subject to time-based vesting conditions will immediately vest and become exercisable in full.

Mr. Stevens’s amended and restated employment agreement also contains nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of Mr. Stevens’s agreement are designed to prevent him from competing with us or soliciting our customers or employees for a period of 18 months following termination of employment for any reason (or, in the case of a termination without Cause or Good Reason following a Change in Control as described above, for a period of 6 months). Mr. Stevens’s right to receive severance is conditioned upon Mr. Stevens being in compliance with the confidentiality, noncompetition and nonsolicitation provisions of his agreement, and provides that we can recoup severance payments from him if he breaches those restrictive covenants.

Mr. Stevens’s amended and restated employment agreement does not provide for the payment of any tax gross-up to him in the event that his severance benefits cause him to be liable for the payment of golden parachute excise taxes. We can, however, reduce his severance benefits to a level below that which would cause him to be liable for the payment of golden parachute excise taxes, if he would receive a greater net after-tax benefit by receiving the reduced severance benefits rather than receiving the full severance benefits and having to pay the excise taxes.

GCAM Letter Agreement

On January 1, 2007, we entered into a securities purchase agreement with Mr. Stevens, Mark E. Galant, the then Chairman of our Board of Directors, and GAIN Capital Group, LLC, our indirect wholly-owned subsidiary. Pursuant to the purchase agreement, we purchased all of the issued and outstanding units of GCAM, LLC, or GCAM, an entity offering managed account services, from each of Mr. Stevens, Mr. Galant and GAIN Capital Group, LLC, resulting in GCAM becoming our direct wholly-owned subsidiary. In consideration of the GCAM units, we issued 48,820 restricted stock units to Mr. Stevens which are currently vested. Pursuant to Mr. Stevens’s restricted stock unit agreement, upon a “Change of Control” as defined in the restricted stock unit agreement, he shall receive an additional award of 9,764 restricted units in exchange for $100,000 paid by him to us; provided that both he and Mr. Galant are employed by us or are providing services to us at the time of the Change of Control.

Other Named Executive Officers

Mr. Carlough’s Offer Letter

Mr. Carlough is employed by us pursuant to the terms of an offer letter dated November 10, 2009 under the terms of which he was hired as our Corporate Controller and Chief Accounting Officer. Pursuant to the offer letter, Mr. Carlough was hired for an annual salary of $180,000, which has been increased to $210,000. Mr. Carlough is also eligible for certain other benefits paid for by us, including, among other benefits, annual bonuses, long-term incentive compensation and other health and welfare benefits. Mr. Carlough’s employment is “at will” and not for any specified period of time. Mr. Carlough’s offer letter required his execution of our standard confidentiality, noncompete and nonhire agreement. In the event of a change in control, Mr. Carlough is entitled to the accelerated vesting of equity awards granted to him under his offer letter. In addition, should his employment be terminated involuntarily other than (i) for Cause (as defined in his offer letter), (ii) on account of his death or (iii) on account of his disability, he will receive a severance payment equal to six (6) months’ base salary, subject to his continuous compliance with restrictive covenants and execution and non-revocation of a release.

Mr. Rotsztain’s, Mr. Scott’s and Ms. Roady’s Employment Agreements

In April 2012, we entered into amended and restated employment agreements with Diego Rotsztain, our General Counsel and Secretary, Jeffrey Scott, our Chief Commercial Officer, and Samantha Roady, our Chief Marketing Officer. Under the terms of these agreements, Messrs. Scott and Rotsztain are entitled to receive annual base salaries of $325,000 and Ms. Roady is entitled to receive an annual base salary of $300,000. Each of them are eligible to receive bonuses during the term of the agreement as determined by the Compensation Committee in its sole discretion. Messrs. Rotsztain and Scott and Ms. Roady are also eligible to participate in any benefit plans and programs in place for our executive officers.

These employment agreements also provide that, in the event the executive is terminated without “Cause” (as defined in the agreement) or resigned for “Good Reason” (as defined in the agreement) other than in connection with a “Change in Control” (as defined in the agreement), he or she will be entitled to receive any earned and unpaid salary through the date of his or her termination, as well as any accrued and unused paid time off and appropriate expense reimbursements. Mr. Rotsztain, Mr. Scott and Ms. Roady are also entitled to receive the following payments and benefits:

•	severance in an amount equal to 12 months’ base salary at the time of termination;

•	any accrued and unpaid annual incentive compensation;

•

pro-rata incentive compensation with respect to the fiscal year in which the termination of employment occurs, which amount shall be calculated pursuant to a formula set forth in the amended and restated employment agreements taking into account the Company’s performance and such executive’s achievement of his or her personal goals and objectives during the relevant fiscal year);

•

with respect to outstanding equity awards, accelerated vesting such that all equity grants held at the time of termination that would have vested within the 12-month period following the termination date if the vesting schedule for such grants were based on a monthly vesting schedule will immediately vest and become exercisable; and

•	continued health benefits at the same premium rates charged to other current employees for the 12-month period following termination of employment.

In the event of termination by the Company without “Cause” or as a result of a resignation for “Good Reason” coincident with or within 12 months after a “Change in Control”, Messrs. Rotsztain and Scott and Ms. Roady are entitled to receive any earned and unpaid salary through the date of termination, as well as any accrued and unused paid time off and appropriate expense reimbursements. Messrs. Rotsztain and Scott and Ms. Roady are also entitled to receive:

•	severance in an amount equal to 12 months’ base salary at the time of termination;

•	any accrued and unpaid annual incentive compensation;

•

pro-rata annual incentive compensation with respect to the fiscal year in which the termination of employment occurs generally based on such executive’s target incentive compensation for such fiscal year;

•	an amount equal to one times the incentive compensation for the fiscal year in which the termination of employment occurs;

•

with respect to outstanding equity awards, accelerated vesting such that all equity grants held at the time of termination that were subject to time-based vesting conditions will immediately vest and become exercisable in full; and

•	continued health benefits at the same premium rates charged to other current employees (or waiver of COBRA costs in excess of such rates) for the 12-month period following termination of employment.

In the event of a termination by the Company as a result of disability or death, the executives (or their respective estates) will be entitled to receive the executive’s base salary through the date of termination, any accrued and unused paid time off, any appropriate expense reimbursements, and pro-rata annual incentive compensation with respect to the fiscal year in which the termination of employment occurs based on such executive’s target incentive compensation for such fiscal year.

These employment agreements also contain nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of the Company’s confidential information. The noncompetition and nonsolicitation provisions are designed to prevent Mr. Scott, Mr. Rotsztain and Ms. Roady from competing with the Company or soliciting the Company’s customers or employees for a period of 12-months following termination of employment (or, in the case of a termination without Cause or for Good Reason following a Change in Control as described above, for a period of 6 months).

Nonqualified Deferred Compensation

The Company has a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. Mr. Stevens and Mr. Carlough each participated in the nonqualified deferred compensation plan in 2012, with Mr. Stevens contributing $300,000 and Mr. Carlough contributing $12,342.

Vested Restricted Stock Units

Grantees of restricted stock units granted prior to 2010 were given the option of deferring delivery of the shares underlying such restricted stock unit grants to December 31, 2014, or, subject to certain restrictions, on a specified date prior to December 31, 2014; provided, however, that the grantees shall receive payment with respect to such restricted stock units upon a change of control or the date the grantee ceases to be employed by, or provide services to, the Company, whichever is earlier.

Potential Payments Upon Termination or Change of Control Table

The table below reflects the compensation and benefits, if any, due to each of the Named Executive Officers upon (i) a voluntary termination; (ii) a termination for cause; (iii) an involuntary termination other than for cause or resignation for good reason, both before and after a change of control; (iv) a change of control; or (v) a termination due to death, disability or retirement. The amounts shown assume that each termination of employment or the change of control, as applicable, was effective as of December 31, 2012. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment or change of control, as applicable. The actual amounts to be paid can only be determined at the time of the actual termination of employment or change of control, as applicable.

The value of accelerated vesting of options, if any, for purposes of the table below is calculated by multiplying the number of unvested shares subject to each option the vesting of which is accelerated upon the specified event by the amount by which the fair market value of a share of our Common Stock as of December 31, 2012 (which was $4.09), exceeds the per share exercise price of the option. The value of accelerated vesting and payment of restricted stock units for purposes of the table below is calculated by multiplying the aggregate number of restricted stock units the vesting of which is accelerated upon the specified event by the fair market value of a share of our Common Stock as of December 31, 2012 (which was $4.09).

Name	Benefit	Voluntary Resignation or Termination for Cause	Termination Without Cause or Resignation for Good Reason Prior to Change in Control	Change in Control	Termination Without Cause or Resignation for Good Reason After Change in Control	Death or Disability
Glenn H. Stevens(1)	Cash severance	$68,262(2)	$1,741,862(3)	—	$5,412,362(4)	$1,187,362(5)
	Option Acceleration	—	$30,989(6)	$32,337(7)	$32,337(7)	—
	Restricted Stock Unit/Award Acceleration	—	$417,213(8)	$620,179(9)	$620,179(9)	—
	Delivery of Vested Restricted Units	$1,972,703(10)	$1,972,703(10)	$1,972,705(10)	$1,972,705(10)	$1,972,705(10)
	Health Benefits	—	$18,000(11)	—	$18,000(11)	—

	Total value	$2,040,965	$4,180,767	$2,625,221	$8,055,583	$3,160,067

Daryl J. Carlough(12)	Cash severance	$22,054(13)	$105,000(14)	—	$105,000(14)	$22,054(15)
	Option Acceleration	—	—	$2,646(16)	$2,646(16)	—
	Restricted Stock Unit/Award Acceleration	—	—	$53,460(17)	$53,460(17)	—
	Delivery of Vested Restricted Units	$20,810(18)	$20,810(18)	$20,810(18)	$20,810(18)	$20,810(18)
	Health Benefits	—	—	—	—	—

	Total value	$42,864	$125,810	$76,916	$181,916	$42,864

Diego Rotsztain(1)	Cash severance	$28,036(19)	$445,836(20)	—	$661,936(21)	$161,936(22)
	Option Acceleration	—	—	—	—	—
	Restricted Stock Unit/Award Acceleration	—	$104,463(23)	$214,864(24)	$214,864(24)	—
	Delivery of Vested Restricted Units	—	—	—	—	—
	Health Benefits	—	$12,000(25)	—	$12,000(25)	—

	Total value	$28,036	$562,299	$214,864	$888,800	$161,936

Name	Benefit	Voluntary Resignation or Termination for Cause	Termination Without Cause or Resignation for Good Reason Prior to Change in Control	Change in Control	Termination Without Cause or Resignation for Good Reason After Change in Control	Death or Disability
Jeffrey Scott(1)	Cash severance	$29,256(26)	$461,756(27)	—	$751,456(28)	$201,456(29)
	Option Acceleration	—	—	—	—	—
	Restricted Stock Unit/Award Acceleration	—	$82,311(30)	$167,690(31)	$167,690(31)	—
	Delivery of Vested Restricted Units	—	—	—	—	—
	Health Benefits	—	$12,000(25)	—	$12,000(25)	—

	Total value	$29,256	$556,067	$167,690	$931,146	$201,456

Samantha Roady(1)	Cash severance	$11,256(32)	$411,256(33)	—	$664,256(34)	$164,256(35)
	Option Acceleration	—	$6,247(36)	$8,819(37)	$8,819(37)	—
	Restricted Stock Unit/Award Acceleration	—	$88,283(38)	$165,739(39)	$165,739(39)	—
	Delivery of Vested Restricted Units	$517,927(40)	$517,929(40)	$517,929(40)	$517,929(40)	$517,929(40)
	Health Benefits	—	$12,000(25)	—	$12,000(25)	—

	Total value	$529,183	$1,035,715	$692,487	$1,368,743	$682,185

(1)	The amounts reflected in this table are calculated based on the terms of the Named Executive Officer’s employment agreement effective April 2012.
(2)	Pursuant to the terms of his employment agreement, upon Mr. Stevens’s termination of employment due to voluntary resignation or termination for cause, Mr. Stevens is entitled to any accrued and unpaid salary as well as any accrued but unused paid time off, or PTO, and appropriate expense reimbursements. The entire amount of $68,262 represents accrued but unused PTO.
(3)	Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to payment of 18 months’ continued base salary plus a pro rata portion of the cash incentive compensation which he would have otherwise been paid had his employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2012, Mr. Stevens’s pro rata incentive compensation payment is reflected as the full amount of the cash incentive compensation payable to him for the assumed year of termination based upon actual performance results. The amount set forth in the table is equal to 1.5 times Mr. Stevens’s 2012 base salary, $975,000, plus the full amount of Mr. Stevens’s 2012 earned cash incentive compensation, $1,042,000, less the amount of Mr. Stevens’s 2012 target cash incentive compensation paid out during the year, $343,400, and accrued PTO of $68,262.
(4)	Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to payment of 24 months’ base salary, 6 months of which is paid in a lump sum upon termination and 18 months of which is paid in monthly installments; plus a lump sum amount equal to two times his target cash incentive compensation for the fiscal year in which his termination occurs; plus pro rata portion of the cash incentive compensation which he would have otherwise been paid for the year in which his termination occurs had his employment not terminated based on his target cash incentive compensation amount for that year. Since the table assumes termination as of December 31, 2012, Mr. Stevens’s pro rata incentive compensation payment is reflected as the full amount of the target cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to two times Mr. Stevens’s 2012 base salary, $1,300,000, plus two times Mr. Stevens’s 2012 target cash incentive compensation amount, $2,925,000, plus the full amount of Mr. Stevens’s 2012 target cash incentive compensation, $1,462,500, less the amount of Mr. Stevens’s 2012 target cash incentive compensation paid out during the year, $343,400, plus accrued PTO of $68,262.
(5)

Pursuant to the terms of his employment agreement, upon Mr. Stevens’s termination of employment due to disability or death, Mr. Stevens or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. Mr. Stevens or his estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the target amount. Since the table assumes termination as of December 31, 2012, the amount reflected in the table includes the full amount of

Mr. Stevens’s 2012 target incentive compensation, $1,462,500, less the amount of Mr. Stevens’s 2012 target cash incentive compensation paid out during the year, $343,400 and Mr. Stevens accrued but unused PTO, $68,262.
(6)	This amount reflects 18 months accelerated vesting of 260,940 stock options, of which the fair market value of our Common Stock as of December 31, 2012 of $4.09 exceeded the exercise price of 119,190 options.
(7)	This amount reflects the accelerated vesting of 344,122 stock options, of which the fair market value of our Common Stock as of December 31, 2012 of $4.09 exceeded the exercise price of 124,372 options.
(8)	This amount reflects 18 months accelerated vesting and payment of 102,008 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(9)	This amount reflects accelerated vesting and payment of 151,633 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(10)	This amount reflects the delivery of 482,324 vested restricted stock units, based on the closing market price of our Common Stock on December 31, 2012 of $4.09.
(11)	This amount is equal to 18 months of continued health benefits assuming a monthly cost to the Company of $1,000 to provide such benefits.
(12)	The amounts reflected in this table are calculated based on the terms of the Named Executive Officer’s letter agreement effective November 10, 2009.
(13)	Pursuant to the terms of his letter agreement, upon Mr. Carlough’s termination of employment due to voluntary resignation or termination for cause, Mr. Carlough is entitled to any accrued and unpaid salary as well as any accrued but unused PTO, and appropriate expense reimbursements. The entire amount of $22,054 represents accrued but unused PTO.
(14)	Pursuant to the terms of his letter agreement, Mr. Carlough is entitled to six months’ base salary, which is paid in a lump sum upon termination after 18 months of service. The amount set forth is equal to one-half Mr. Carlough’s annual salary as of December 31, 2012 of $210,000.
(15)	Pursuant to the terms of his letter agreement, upon Mr. Carlough’s termination of employment due to death or disability, Mr. Carlough or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. The entire amount of $22,054 represents accrued but unused PTO.
(16)	This amount reflects the accelerated vesting of 36,303 stock options, of which the fair market value of our Common Stock as of December 31, 2012 of $4.09 exceeded the exercise price of 10,178 options.
(17)	This amount reflects accelerated vesting and payment of 13,071 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(18)	This amount reflects the delivery of 5,088 vested restricted stock units, based on the closing market price of our Common Stock on December 31, 2012 of $4.09.
(19)	Pursuant to the terms of his employment agreement, upon Mr. Rotsztain’s termination of employment due to voluntary resignation or termination for cause, Mr. Rotsztain is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. The entire amount of $28,036 represents accrued but unused PTO.
(20)	Pursuant to the terms of his employment agreement, Mr. Rotsztain is entitled to payment of 12 months’ continued base salary plus a pro rata portion of the cash incentive compensation which he would have otherwise been paid had his employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2012, Mr. Rotsztain’s pro rata incentive compensation payment is reflected as the full amount of the cash incentive compensation payable to him for the assumed year of termination based upon actual performance results. The amount set forth in the table is equal to 1 times Mr. Rotsztain’s 2012 base salary, $325,000, plus the full amount of Mr. Rotsztain’s 2012 earned cash incentive compensation, $133,900, less the amount of Mr. Rotsztain’s 2012 cash incentive compensation paid out during the year, $41,100, and accrued PTO of $28,036.
(21)

Pursuant to the terms of his employment agreement, Mr. Rotsztain is entitled to payment of 12 months’ base salary; plus a lump sum amount equal to his target cash incentive compensation for the fiscal year in which his termination occurs; plus pro rata portion of the cash incentive compensation which he would have otherwise been paid for the year in which his termination occurs had his employment not terminated based on his target cash incentive compensation amount for that year. Since the table assumes termination as of

December 31, 2012, Mr. Rotsztain’s pro rata incentive compensation payment is reflected as the full amount of the target cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to Mr. Rotsztain’s 2012 base salary, $325,000, plus Mr. Rotsztain’s 2012 target cash incentive compensation amount, $175,000, plus the full amount of Mr. Rotsztain’s 2012 target cash incentive compensation, $175,000, less the amount of Mr. Rotsztain’s 2012 cash incentive compensation paid out during the year, $41,100, plus accrued PTO of $28,036.
(22)	Pursuant to the terms of his employment agreement, upon Mr. Rotsztain’s termination of employment due to disability or death, Mr. Rotsztain or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. Mr. Rotsztain or his estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the target amount. Since the table assumes termination as of December 31, 2012, the amount reflected in the table includes the full amount of Mr. Rotsztain’s 2012 target incentive compensation, $175,000, less the amount of Mr. Rotsztain’s 2012 target cash incentive compensation paid out during the year, $41,100 and Mr. Rotsztain’s accrued but unused PTO, $28,036.
(23)	This amount reflects 12 months accelerated vesting and payment of 25,541 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(24)	This amount reflects accelerated vesting and payment of 52,534 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(25)	This amount is equal to 12 months of continued health benefits assuming a monthly cost to the Company of $1,000 to provide such benefits.
(26)	Pursuant to the terms of his employment agreement, upon Mr. Scott’s termination of employment due to voluntary resignation or termination for cause, Mr. Scott is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. The entire amount of $29,256 represents accrued but unused PTO.
(27)	Pursuant to the terms of his employment agreement, Mr. Scott is entitled to payment of 12 months’ continued base salary plus a pro rata portion of the cash incentive compensation which he would have otherwise been paid had his employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2012, Mr. Scott’s pro rata incentive compensation payment is reflected as the full amount of the cash incentive compensation payable to him for the assumed year of termination based upon actual performance results. The amount set forth in the table is equal to 1 time Mr. Scott’s 2012 base salary, $325,000, plus the full amount of Mr. Scott’s 2012 earned cash incentive compensation, $160,300, less the amount of Mr. Scott’s 2012 cash incentive compensation paid out during the year, $52,800, plus accrued PTO of $29,256.
(28)	Pursuant to the terms of his employment agreement, Mr. Scott is entitled to payment of 12 months’ base salary; plus a lump sum amount equal to his target cash incentive compensation for the fiscal year in which his termination occurs; plus pro rata portion of the cash incentive compensation which he would have otherwise been paid for the year in which his termination occurs had his employment not terminated based on his target cash incentive compensation amount for that year. Since the table assumes termination as of December 31, 2012, Mr. Scott’s pro rata incentive compensation payment is reflected as the full amount of the target cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to Mr. Scott’s 2012 base salary, $325,000, plus Mr. Scott’s 2012 target cash incentive compensation amount, $225,000, plus the full amount of Mr. Scott’s 2012 target cash incentive compensation, $225,000, less the amount of Mr. Scott’s 2012 cash incentive compensation paid out during the year, $52,800, plus accrued PTO of $29,256.
(29)	Pursuant to the terms of his employment agreement, upon Mr. Scott’s termination of employment due to disability or death, Mr. Scott or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. Mr. Scott or his estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the target amount. Since the table assumes termination as of December 31, 2012, the amount reflected in the table includes the full amount of Mr. Scott’s 2012 target incentive compensation, $225,000, less the amount of Mr. Scott’s 2012 target cash incentive compensation paid out during the year, $52,800, and Mr. Scott’s accrued but unused PTO, $29,256.

(30)	This amount reflects 12 months accelerated vesting and payment of 20,125 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(31)	This amount reflects accelerated vesting and payment of 41,000 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(32)	Pursuant to the terms of her employment agreement, upon Ms. Roady’s termination of employment due to voluntary resignation or termination for cause, Ms. Roady is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. The entire amount of $11,256 represents accrued but unused PTO.
(33)	Pursuant to the terms of her employment agreement, Ms. Roady is entitled to payment of 12 months’ continued base salary plus a pro rata portion of the cash incentive compensation which she would have otherwise been paid had her employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2012, Ms. Roady’s pro rata incentive compensation payment is reflected as the full amount of the cash incentive compensation payable to her for the assumed year of termination based upon actual performance results. The amount set forth in the table is equal to 1 times Ms. Roady’s 2012 base salary, $300,000, plus the full amount of Ms. Roady’s 2012 earned cash incentive compensation, $147,000, less the amount of Ms. Roady’s 2012 cash incentive compensation paid out during the year, $47,000, and accrued PTO of $11,256.
(34)	Pursuant to the terms of her employment agreement, Ms. Roady is entitled to payment of 12 months’ base salary; plus a lump sum amount equal to her target cash incentive compensation for the fiscal year in which her termination occurs; plus pro rata portion of the cash incentive compensation which she would have otherwise been paid for the year in which her termination occurs had her employment not terminated based on her target cash incentive compensation amount for that year. Since the table assumes termination as of December 31, 2012, Ms. Roady’s pro rata incentive compensation payment is reflected as the full amount of the target cash incentive compensation payable to her for the assumed year of termination. The amount set forth in the table is equal to Ms. Roady’s 2012 base salary, $300,000, plus Ms. Roady’s 2012 target cash incentive compensation amount, $200,000, plus the full amount of Ms. Roady’s 2012 target cash incentive compensation, $200,000, less the amount of Ms. Roady’s 2012 cash incentive compensation paid out during the year, $47,000, plus accrued PTO of $11,256.
(35)	Pursuant to the terms of her employment agreement, upon Ms. Roady’s termination of employment due to disability or death, Ms. Roady or her estate is entitled to any accrued and unpaid salary as well as any accrued but unused PTO and appropriate expense reimbursements. Ms. Roady or her estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the target amount. Since the table assumes termination as of December 31, 2012, the amount reflected in the table includes the full amount of Ms. Roady’s 2012 target incentive compensation, $200,000, less the amount of Ms. Roady’s 2012 target cash incentive compensation paid out during the year, $47,000 and Ms. Roady’s accrued but unused PTO, $11,256.
(36)	This amount reflects 12 months accelerated vesting of 55,088 stock options, of which the fair market value of our Common Stock as of December 31, 2012 of $4.09 exceeded the exercise price of 24,026 options.
(37)	This amount reflects the accelerated vesting of 95,919 stock options, of which the fair market value of our Common Stock as of December 31, 2012 of $4.09 exceeded the exercise price of 33,919 options.
(38)	This amount reflects 12 months accelerated vesting and payment of 21,585 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(39)	This amount reflects accelerated vesting and payment of 40,523 restricted stock units and restricted stock awards based on a price per share as of December 31, 2012 of $4.09.
(40)	This amount reflects the delivery of 126,633 vested restricted stock units, based on the closing market price of our Common Stock on December 31, 2012 of $4.09.

Pension Benefits

The Company does not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in the Company’s 2013 proxy statement with management. Based on that review and discussion the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Susanne D. Lyons, Chairperson

Peter Quick

Christopher Sugden

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in a filing.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s disclosure controls and procedures and financial reporting process, including its system of internal control over financial reporting, and for preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.gaincapital.com.

The Audit Committee has met and held discussions with management and the independent auditors, both separately and together. Management has represented to the Audit Committee that the Company’s audited financial statements for 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and its management, including the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Finally, the Audit Committee has discussed with the Company’s independent auditors the overall scope and plans for their audits, the results of their examinations, their evaluations and assessment of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In its oversight function, the Audit Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal control over financial reporting, that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the independent auditors are in fact “independent.”

Based upon the Audit Committee’s discussions with management and the independent auditors as described above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Joseph Schenk, Chairman

Peter Quick

Christopher Sugden

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees for services related to the years ended December 31, 2011 and 2012 provided by Deloitte & Touche LLP, our independent registered public accounting firm (amounts in thousands).

	2011	2012
Audit Fees(a)	$1,340	$1,087
Audit-Related Fees(b)	126	—
Tax Fees(c)	440	162
Other Fees(d)	2	3

Total:	$1,908	$1,252

(a)	Audit Fees represent fees paid for professional services rendered for the audit of our annual consolidated financial statements and review of quarterly financial statements, as well as services provided in connection with other SEC Filings.
(b)	Represents assurance and other services not directly related to the audit of the consolidated financial statements.
(c)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.
(d)	Subscription service fees for use of accounting research software.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services, including tax services, to be provided by our independent auditors. Under these policies and procedures, the Audit Committee approves in advance the provision of services and fees for such services that are specifically identified in the independent auditor’s annual engagement letter for the audits and reviews, in management’s annual budget relating to services to be provided by the independent auditors and any amendments to the annual budget reflecting additional services to be provided by, or higher fees of, the independent auditors. All other services to be provided by the independent auditors are pre-approved by the Audit Committee as they arise. The Chairman of the Audit Committee has been delegated authority to pre-approve services in accordance with these policies and procedures. The Chairman is to report any such approval of services to the Audit Committee at its next meeting. The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent auditors’ independence and whether the independent auditors are best positioned to provide the most effective and efficient service.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the independent registered public accounting firm of Deloitte & Touche LLP as the independent auditors to examine GAIN’s financial statements for the fiscal year ending December 31, 2013 and has recommended to the Board that such appointment be submitted to our stockholders for ratification. Deloitte & Touche LLP has served as our independent auditors and have been engaged to audit the Company’s financial statements beginning as of and for the year ended December 31, 2003. Representatives from Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions from those attending the meeting.

Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, then our Audit Committee will reconsider whether or not to retain that firm. Even if the stockholders do ratify the selection, then our Audit Committee will reconsider whether or not to retain them.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the proposal to ratify the appointment of our independent auditors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2012 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith. Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.

STOCKHOLDER PROPOSALS

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2014 annual meeting must be received by us no later than the close of business on January 1, 2014. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the annual meeting in 2014 by March 22, 2014, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2014 annual meeting.

In order for a stockholder to nominate a person for election to the Board of Directors or bring other business before the 2014 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our bylaws, which require that the stockholder deliver written notice to the Secretary and comply with the other requirements set forth in the bylaws.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board of Directors.

Diego Rotsztain

Secretary

Dated April 30, 2013

GAIN CAPITAL HOLDINGS, INC C/O BROADRIDGE 1717 ARCH STREET, SUITE 1300 PHILADELPHIA, PA 19103

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/gcap2013

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59906-P40085                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GAIN CAPITAL HOLDINGS, INC

The 2013 Annual Meeting of Stockholders of GAIN Capital Holdings, Inc (the “Annual Meeting”) will be held on June 13, 2013 at 2:30 p.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/gcap2013, for the following purposes:

The Board of Directors recommends you vote FOR the following proposals:
1.	To elect two (2) Class III Directors to serve until the 2016 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified.
	Nominees:			For	Against	Abstain
	1a.	Joseph Schenk		☐	☐	☐
	1b.	Christopher W. Calhoun		☐	☐	☐
									For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.								☐	☐	☐
3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M59907-P40085

GAIN CAPITAL HOLDINGS, INC

Annual Meeting of Stockholders

June 13, 2013 2:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Glenn H. Stevens, Chief Executive Officer, and Diego Rotsztain, General Counsel and Secretary, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GAIN CAPITAL HOLDINGS, INC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 PM, EDT on June 13, 2013, via live webcast at www.virtualshareholdermeeting.com/gcap2013, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side